SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM S-1

                      POST-EFFECTIVE AMENDMENT NUMBER 30 TO

                      REGISTRATION STATEMENT NUMBER 2-76193

                    American Express Installment Certificate

                                      UNDER

                           THE SECURITIES ACT OF 1933

                      AMERICAN EXPRESS CERTIFICATE COMPANY
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               (Exact name of registrant as specified in charter)

                                    DELAWARE
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         (State or other jurisdiction of incorporation or organization)

                                      6725
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            (Primary Standard Industrial Classification Code Number)

                                   41-6009975
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                      (I.R.S. Employer Identification No.)

       70100 AXP Financial Center, Minneapolis, MN 55474, (612) 671-3131
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 H. Bernt von Ohlen - 50605 AXP Financial Center,
                     Minneapolis, MN 55474, (612) 671-7981
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            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

               CONTENTS OF THIS POST-EFFECTIVE AMENDMENT NO. 30 TO
                       REGISTRATION STATEMENT NO. 2-76193

Cover Page

Prospectus

Part II Information

Signatures

Exhibits

(logo)
  American
   Express(R)
Certificates
                                                                American Express
                                                                     Installment
                                                                     Certificate


                                                       Prospectus April 28, 2004


                             Earn attractive rates while you build your savings.


American Express Certificate Company (AECC) issues American Express Installment Certificates. You may:


o Purchase this certificate with monthly investments in any amount from $50 through $5,000.

o    Earn a fixed rate of interest declared every three months.

o Receive bonus interest payments if you make regular investments for specified periods.

o    Keep your certificate for up to 10 years from its issue date.

Like all investment companies, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This certificate is backed solely by the assets of AECC. See "Risk Factors" on page 2p.

AECC is not a bank or financial institution, and the securities it offers are not deposits or obligations of, or backed or guaranteed or endorsed by, any bank or financial institution, nor are they insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency.

The distributor is not required to sell any specific amount of certificates.

Issuer:        American Express Certificate Company
               70100 AXP Financial Center
               Minneapolis, MN 55474
               (800) 862-7919 (toll free)

Distributor:   American Express Financial Advisors Inc.

(logo)
AMERICAN
 EXPRESS
(R)

Initial Interest Rates

AECC guarantees a fixed rate of interest for each three-month period during the life of your certificate. The rate for your first three months will be within a specified range of the average rate for bank money market accounts published in the most recent BANK RATE MONITOR(R) (BRM), Top 25 Market Average(R). BANK RATE MONITOR and Top 25 Market Average are marks owned by BANK RATE.COMSM, a publication of Bankrate, Inc., N. Palm Beach, FL 33408. See "About the Certificate" for more explanation.


Here are the interest rates in effect April 28, 2004:

Simple interest rate                    0.35%
Effective annualized yield*             0.35%


*Assuming monthly compounding.

These rates may or may not have changed when you apply to purchase your certificate. Rates for later three-month terms are set at the discretion of AECC and may also differ from the rates shown here. See "Rates for New Purchases" under "About the Certificate" for further information.

AECC may offer different rates for different distribution channels. For more information call (800) 862-7919.

RISK FACTORS

You should consider the following when investing in this certificate:

This certificate is backed solely by the assets of AECC. Most of our assets are debt securities and are subject to the following risks:

Interest rate risk: The price of debt securities generally falls as interest rates increase, and rises as interest rates decrease. In general, the longer the maturity of a bond, the greater its loss of value as interest rates increase, and the greater its gain in value as interest rates decrease. See "How Your Money Is Used and Protected."

Credit risk: This is the risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation (such as payments due on a bond or note). Credit ratings of the issuers of securities in our portfolio vary. See "How Your Money Is Used and Protected."

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2p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Table of Contents

Initial Interest Rates                                                    2p
Risk Factors                                                              2p


About the Certificate                                                     4p
Read and Keep This Prospectus                                             4p
Investment Amounts                                                        4p
Face Amount and Principal                                                 4p
Value at Maturity                                                         4p
Receiving Cash During the Term                                            4p
Interest                                                                  4p
Rates for New Purchases                                                   5p
Promotions and Pricing Flexibility                                        6p
Bonus Payments                                                            8p
Calculating Your Bonus                                                   10p

How to Invest and Withdraw Funds                                         13p
Buying Your Certificate                                                  13p
Two Ways to Make  Monthly Investments                                    14p
Full and Partial Withdrawals                                             14p
Transfers to Other Accounts                                              16p
Two Ways to Request a  Withdrawal or Transfer                            16p
Three Ways to Receive Payment  When You Withdraw Funds                   17p
Retirement Plans: Special Policies                                       17p
Withdrawal at Death                                                      18p
Transfer of Ownership                                                    18p
For More Information                                                     18p

Taxes on Your Earnings                                                   18p
Retirement Accounts                                                      18p
Gifts to Minors                                                          19p
Your TIN and Backup Withholding                                          19p
Foreign Investors                                                        20p

How Your Money Is Used  and Protected                                    22p
Invested and Guaranteed by AECC                                          22p
Regulated by Government                                                  22p
Backed by Our Investments                                                23p
Investment Policies                                                      23p

How Your Money Is Managed                                                26p
Relationship Between AECC and  American Express
  Financial Corporation                                                  26p
Capital Structure and  Certificates Issued                               26p
Investment Management  and Services                                      27p
Distribution                                                             28p
Transfer Agent                                                           28p
Employment of Other American Express Affiliates                          28p
Directors and Officers                                                   29p
Independent Auditors                                                     32p
American Express Certificates                                            33p

Appendix                                                                 34p

Annual Financial Information                                             35p

Summary of Selected  Financial Information                               35p

Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations                                                  36p

American Express Certificate Company Responsibility of Management        42p

Report of Ernst & Young LLP Independent Auditors                         43p

Financial Statements                                                     44p

Notes to Financial Statements                                            51p


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3p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

About the Certificate

READ AND KEEP THIS PROSPECTUS

This prospectus describes terms and conditions of your American Express Installment Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the American Express Installment Certificate as described in the prospectus, or to bind AECC by any statement not in it.

INVESTMENT AMOUNTS

AECC offers the American Express Installment Certificate for scheduled monthly purchase payment installments in any amount from $50 through $5,000 payable in U.S. currency (unless you receive prior approval from AECC to invest more). You may also make additional lump-sum investments in any amount, as long as these investments plus your scheduled payments over the life of the certificate do not total more than $600,000. AECC guarantees your principal and interest.

The certificate may be used as an investment for your Individual Retirement Account (IRA), 401(k) plan account or other qualified retirement plan account. If so used, the amount of your contribution (investment) will be subject to any limitations of the plan and applicable federal law.

FACE AMOUNT AND PRINCIPAL

The face amount of your certificate is the total of your scheduled monthly investments during its 10-year life. The minimum face amount is $6,000 or the total of 120 monthly investments of $50 each. Your maximum face amount cannot exceed $600,000. Your principal is the amount you actually invest over the life of the certificate, less any withdrawals of your investments, and penalties and fees. It is guaranteed by AECC.

VALUE AT MATURITY

Your certificate matures 10 years from its issue date. At maturity, you will receive a distribution for the value of your certificate, which will be the total of your actual investments, plus credited interest not paid to you in cash and any bonus payments, less withdrawals, penalties and fees.

RECEIVING CASH DURING THE TERM

If you need your money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in "How to Invest and Withdraw Funds."

INTEREST

Your investments earn interest from the date they are credited to your account. Interest is compounded and credited at the end of each certificate month (on the monthly anniversary of the issue date).

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4p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

AECC declares and guarantees a fixed rate of interest for each three-month term during the life of your certificate. We calculate the amount of interest you earn each certificate month by:

o    applying the interest rate then in effect to your balance each day,

o    adding these daily amounts to get a monthly total, and

o subtracting interest accrued on any amount you withdraw during the certificate month.

Interest is calculated on a 30-day month and 360-day year basis.

This certificate may be available through other distributors or selling agents with different interest rates or related features and consequently with different returns. You may obtain information about other such distributors or selling agents by calling American Express Client Service Corporation (AECSC) at the telephone numbers listed on the back cover.

RATES FOR NEW PURCHASES


AECC has complete discretion to determine whether to accept an application and sell a certificate. When your completed application is accepted, and we have received your initial investment, we will send you a confirmation showing the rate that your investment will earn for the first three-month period. AECC guarantees that this rate will be within a range from 50 basis points (0.50%) below to 50 basis points (0.50%) above the average interest rate for bank money market deposit accounts published in the BRM(R) Top 25 Market Average(R) on the first day of the period the rate is declared for. For example, if the average rate most recently published is 2.75%, our rate in effect for a one-week period beginning on the Wednesday after that publication would be between 2.25 and 3.25%. (Bank money market deposit accounts are government insured.)


The BRM is a weekly magazine published by Advertising News Service Inc., an independent national news organization that collects and disseminates information about bank products and interest rates. Advertising News Service Inc. has no connection with AECC, American Express Financial Corporation (AEFC), or any of their affiliates.

The BRM Top 25 Market Average(R) is an index of rates and annual effective yields offered on various length certificates of deposit by large banks and thrifts in 25 metropolitan areas. The frequency of compounding varies among the banks and thrifts. Certificates of deposit in the BRM Top 25 Market Average(R) are government insured fixed-rate time deposits.

The BRM may be available in your local library. To obtain information on the current BRM Top 25 Market Average(R) rates, call AECSC at the telephone numbers listed on the back cover.

Rates for new purchases are reviewed and may change weekly. Normally, the rate you receive will be the higher of:

o    the rate in effect on the date of your application, or

o the rate in effect on the date your completed application is accepted by AECC.

However, if your application bears a date more than seven days before its receipt by AECC, the rate you receive will be the higher of:

o the rate in effect on the date your completed application is accepted by AECC, or

o    the rate in effect seven days prior to receipt.

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5p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Active or retired American Express employees, AECC directors, American Express financial advisors, their immediate families and any U.S. employee of any affiliated company of AECC are guaranteed an initial rate 75 basis points (0.75%) above the rate offered to the general public, reflecting the lower distribution costs associated with such sales. Consequently, the highest and lowest rate in the range of rates for initial terms of such certificates purchased at the employee rate will be 75 basis points (0.75%) higher than the comparable rates described at the beginning of this section for ranges of rates for initial terms.

Rates for future periods: Interest on your certificate for future three-month periods may be greater or less than the rates you receive during the first three months. In setting future interest rates, a primary consideration will be the prevailing investment climate, including bank money market deposit account average rates as reflected in the BRM Top 25 Market Average(R). Nevertheless, we have complete discretion as to what interest shall be declared beyond the initial three-month period. At least six days in advance of each three-month period, we will send you notice of the rate that your certificate will earn for that period. If the BRM Top 25 Market Average(R) is no longer publicly available or feasible to use, AECC may use another, similar index as a guide for setting rates.

PROMOTIONS AND PRICING FLEXIBILITY

AECC may sponsor or participate in promotions involving the certificate and its respective terms. For example, we may offer different rates to new clients, to existing clients, or to individuals who purchase or use products or services offered by American Express Company or its affiliates.

We also may offer different rates based on the amount invested, maturity selected, geographic location and whether the certificate is purchased for an IRA or a qualified retirement account.

These promotions will generally be for a specified period of time. If we offer a promotion, rates will be within the range of rates described under "Rates for New Purchases," above.


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6p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Performance: From February 1997 through February 2004, American Express Installment Certificate yields were generally higher than average bank money market deposit accounts and Super NOW accounts, as measured by the BRM Top 25 Market Average(R).


(line chart)

                Yields from February 1997 through February 2004

  Date        Money Market            Super NOW           American Express
             Deposit Account           Account          Installment Certificate

  Feb-97           2.59%                 1.48%                3.00%
  Mar-97           2.60%                 1.49%                3.00%
  Apr-97           2.58%                 1.49%                3.00%
  May-97           2.59%                 1.49%                3.00%
  Jun-97           2.60%                 1.49%                3.00%
  Jul-97           2.60%                 1.49%                3.00%
  Aug-97           2.59%                 1.47%                3.00%
  Sep-97           2.59%                 1.47%                3.00%
  Oct-97           2.60%                 1.47%                3.00%
  Nov-97           2.58%                 1.45%                3.00%
  Dec-97           2.58%                 1.44%                3.00%
  Jan-98           2.58%                 1.44%                3.00%
  Feb-98           2.55%                 1.40%                3.00%
  Mar-98           2.55%                 1.40%                3.00%
  Apr-98           2.51%                 1.38%                3.00%
  May-98           2.49%                 1.36%                3.00%
  Jun-98           2.48%                 1.36%                3.00%
  Jul-98           2.49%                 1.35%                3.00%
  Aug-98           2.49%                 1.35%                3.00%
  Sep-98           2.49%                 1.37%                3.00%
  Oct-98           2.47%                 1.34%                3.00%
  Nov-98           2.41%                 1.29%                2.75%
  Dec-98           2.37%                 1.26%                2.75%
  Jan-99           2.28%                 1.18%                2.75%
  Feb-99           2.29%                 1.17%                2.75%
  Mar-99           2.29%                 1.16%                2.50%
  Apr-99           2.25%                 1.13%                2.50%
  May-99           2.24%                 1.12%                2.50%
  Jun-99           2.21%                 1.11%                2.50%
  Jul-99           2.19%                 1.09%                2.50%
  Aug-99           2.20%                 1.07%                2.50%
  Sep-99           2.20%                 1.06%                2.50%
  Oct-99           2.22%                 1.05%                2.75%
  Nov-99           2.21%                 1.05%                2.75%
  Dec-99           2.21%                 1.04%                2.75%
  Jan-00           2.22%                 1.04%                2.75%
  Feb-00           2.21%                 1.04%                3.25%
  Mar-00           2.24%                 1.03%                3.00%
  Apr-00           2.23%                 1.02%                3.00%
  May-00           2.23%                 1.02%                3.00%
  Jun-00           2.27%                 1.01%                3.00%
  Jul-00           2.26%                 1.01%                3.00%
  Aug-00           2.27%                 1.00%                3.00%
  Sep-00           2.28%                 1.00%                3.00%
  Oct-00           2.28%                 0.99%                3.00%
  Nov-00           2.27%                 0.99%                3.00%
  Dec-00           2.29%                 1.00%                3.00%
  Jan-01           2.28%                 1.00%                3.00%
  Feb-01           2.22%                 0.98%                3.00%
  Mar-01           2.19%                 0.97%                3.00%
  Apr-01           2.13%                 0.95%                3.00%
  May-01           2.05%                 0.86%                3.00%
  Jun-01           1.95%                 0.84%                2.50%
  Jul-01           1.89%                 0.82%                2.25%
  Aug-01           1.84%                 0.82%                2.25%
  Sep-01           1.79%                 0.79%                2.25%
  Oct-01           1.61%                 0.71%                1.75%
  Nov-01           1.41%                 0.63%                1.50%
  Dec-01           1.25%                 0.58%                1.50%
  Jan-02           1.19%                 0.56%                1.50%
  Feb-02           1.15%                 0.54%                1.25%
  Mar-02           1.12%                 0.54%                1.25%
  Apr-02           1.11%                 0.54%                1.25%
  May-02           1.11%                 0.53%                1.25%
  Jun-02           1.10%                 0.54%                1.00%
  Jul-02           1.08%                 0.53%                1.00%
  Aug-02           1.06%                 0.51%                1.00%
  Sep-02           1.03%                 0.50%                1.00%
  Oct-02           1.00%                 0.49%                1.00%
  Nov-02           0.97%                 0.48%                0.80%
  Dec-02           0.83%                 0.43%                0.80%
  Jan-03           0.78%                 0.42%                0.80%
  Feb-03           0.79%                 0.42%                0.65%
  Mar-03           0.77%                 0.41%                0.65%
  Apr-03           0.74%                 0.40%                0.65%
  May-03           0.71%                 0.39%                0.65%
  Jun-03           0.68%                 0.36%                0.50%
  Jul-03           0.65%                 0.35%                0.50%
  Aug-03           0.55%                 0.26%                0.50%
  Sep-03           0.54%                 0.30%                0.50%
  Oct-03           0.53%                 0.30%                0.50%
  Nov-03           0.52%                 0.30%                0.50%
  Dec-03           0.52%                 0.30%                0.50%
  Jan-04           0.52%                 0.30%                0.35%
  Feb-04           0.51%                 0.29%                0.35%

The graph compares past yields and should not be considered a prediction of future performance. The Installment Certificate's yields reflect its former policy, in effect through April 1992, of compounding interest rates each calendar quarter. Monthly compounding is reflected from February 1997 through February 2004.



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7p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

BONUS PAYMENTS

If you meet our requirements for your investments, AECC will pay you a monthly bonus for a period of time. Your bonus will be a percentage of your weighted average monthly investment (WAMI). This percentage may increase from time to time if you continue to meet our requirements, including maintaining a minimum balance. These requirements are set out in the table below. All the periods of 12 months mentioned in the table must begin and end on the date we issue your certificate or an annual anniversary of that date.

To be eligible for this        You must meet these requirements:
bonus for 12 months:
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5% annualized bonus payment    During a 12-month period, you must make one
on your WAMI:                  or more payments totaling at least $600. In
                               a subsequent 12-month period, you must make
                               payments totaling at least an additional $600 for
                               a total principal amount invested of $1,200, not
                               including interest. The two 12-month periods do
                               not have to be consecutive. Further, the first
                               12-month period does not have to be the year
                               beginning with your first investment. This bonus
                               may be earned in any certificate year from your
                               second through your ninth year.
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8% annualized bonus payment    During a 12-month period subsequent to your
on your WAMI:                  qualification for the 5% annualized bonus
                               payments, you must make one or more payments
                               totaling at least $600 for a total principal
                               amount invested of $1,800, not including
                               interest. This bonus may be earned in any
                               certificate year from your third through your
                               ninth certificate year.
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10% annualized bonus payment   During a 12-month period subsequent to your
on your WAMI:                  qualification for the 8% annualized bonus
                               payments, you must make one or more payments
                               totaling at least $600 for a total principal
                               amount invested of $2,400, not including
                               interest. This bonus may be earned in any
                               certificate year from your fourth through your
                               ninth certificate year.
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20% annualized bonus payment   During a 12-month period subsequent to your
on your WAMI:                  qualification for the 10% annualized bonus
                               payments, you must make one or more payments
                               totaling at least $600 for a total principal
                               amount invested of $3,000, not including
                               interest. This bonus may be earned in any
                               certificate year from your fifth through your
                               ninth certificate year.
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The rate in the remaining years following attainment of the 20% bonus is comparable to a fixed rate investment. It may be obtained as soon as your seventh certificate year or as late as your tenth certificate year.

Bonus payments are credited to your account at the end of each certificate month. They immediately become part of your balance and begin to earn interest.

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8p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

The illustrations below show the cumulative effect of bonus payments on a hypothetical investment. Suppose you invest $100 per month, receive interest at a constant rate of 2.96% (an effective annual yield of 3.00%, assuming a March 1 purchase) and make no additional lump-sum investments and no withdrawals. (The rate and yield are for illustration only and may not be in effect when you purchase your certificate.) Your interest, balance and average annual yield would increase as follows:

(area chart)

                         Installment Certificate Example


Amount Paid In                  Interest                   Bonus
$1,200.00                       $1,206.49                $1,206.49
 2,400.00                        2,425.05                 2,425.05
 3,600.00                        3,655.79                 3,716.11
 4,800.00                        4,898.83                 5,056.28
 6,000.00                        6,154.31                 6,433.98
 7,200.00                        7,422.35                 7,946.11

Installment Certificate Example
                                         Without bonus                    Added by bonus             Total with bonus
-------------------------------------------------------------------------------------------------------------------------
                                          Cumulative                                Cumulative                  Average
                         Cumulative       interest on                Cumulative     interest on                 annual
                         investments      investments      Balance      bonus          bonus        Balance     yield*
1st 12-month period       $1,200.00         $  6.49      $1,206.49    $  0.00         $ 0.00       $1,206.49     1.00%
2nd 12-month period        2,400.00           25.05       2,425.05       0.00           0.00        2,425.05     1.00
3rd 12-month period        3,600.00           55.79       3,655.79      60.00           0.32        3,716.11     2.07
4th 12-month period        4,800.00           98.83       4,898.83     156.00           1.45        5,056.28     2.56
5th 12-month period        6,000.00          154.31       6,154.31     276.00           3.67        6,433.98     2.75
6th 12-month period        7,200.00          222.35       7,422.35     516.00           7.77        7,946.11     3.24


* Average from date of issue to end of year indicated.


Important: The increase in yield that you receive from bonus payments may be more or less than in the example, depending upon interest rates during the six years following issue of your certificate. If actual interest rates are higher than in the example, the effect of the bonus will be less. For example, at a 3.00% interest rate, bonus payments would raise the certificate's average annual yield from issue through year six by 2.18%, compared to 2.24% (3.24% - 1.00%) in the example. If actual interest rates are lower than in the example, the increase in the average annual yield would be somewhat more than 2.24%.


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9p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

CALCULATING YOUR BONUS

To determine your bonus we:

o first calculate your average monthly investment over the life of your certificate, weighting it to reflect the amount of time each dollar has been invested (your weighted average monthly investment). Money invested early is given more weight than money invested later.

o then calculate your monthly bonus as a specified percentage of your weighted average monthly investment.

Here is an example to illustrate the two calculations: Suppose you make 24 consecutive monthly investments - $100 per month for the first six months and $150 per month thereafter (a total of $3,300).

Calculating your bonus

Month               Investment               Months held          Weighted value
--------------------------------------------------------------------------------
  1                  $  100         x            24           =      $ 2,400
  2                     100                      23                    2,300
  3                     100                      22                    2,200
  4                     100                      21                    2,100
  5                     100                      20                    2,000
  6                     100                      19                    1,900
  7...                  150                      18...                 2,700
 24                     150                       1                      150
--------------------------------------------------------------------------------
Sum                  $3,300                     300                  $38,550

            Total amount invested over
                     24 months

1.   Calculate the weighted value of each month's investment.

     Multiply the amount invested ($100) by the number of months it is held -- 24 months for the first $100, 23 months for the second, etc.

     Example: Amount invested in month 1 is $100. The investment will be held 24 months. $100 x 24 months = $2,400 monthly weighted value.

2.   Add the weighted values:

     $2,400 + $2,300 + $2,200 +...$150 = $38,550 is the total weighted value of the investment.

3.   Add the number of months held:

     24 + 23 + 22 +...1 = 300

     300 is the total number of months the investment is held.

4. Divide the total weighted value of the investment (step 2) by the total number of months the investment is held (step 3):

     $38,550 / 300 = $128.50 is your weighted average monthly investment (WAMI) at the end of 24 months.

5. Multiply your WAMI by the applicable bonus percentage (5% in the third year):

     5% of $128.50 = $6.43 is your bonus payment each month in year three, a total of $77 for the year.

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10p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Here is another example: Suppose you make one investment of $600 in the first month then your next investment is $600 in the 24th month (a total of $1,200).

Month               Investment               Months held          Weighted Value
  1                  $  600         x            24           =      $14,400
  2                       0                      23                        0
  3                       0                      22                        0
  4                       0                      21                        0
  5                       0                      20                        0
  6                       0                      19                        0
  7                       0                      18                        0
 24                     600                       1                      600
--------------------------------------------------------------------------------
Sum                  $1,200                     300                  $15,000
             Total amount invested
                over 24 months

1.   Calculate the weighted value of each month's investment.

     Multiply the amount invested ($600) by the number of months it is held.

     Example: Amount invested in month 1 is $600. The investment will be held 24 months. $600 x 24 months = $14,400 monthly weighted value.

2.   Add the weighted values:

     $14,400 + 0 + $600 = $15,000

     $15,000 is the total weighted value of the investment.

3.   Add the number of months held:

     24 + 23 + 22 +...1 = 300

     300 is the total number of months the investment is held.

4. Divide the total weighted value of the investment (step 2) by the total number of months the investment is held (step 3):

     $15,000 / 300 = $50 is your weighted average monthly investment (WAMI) at the end of 24 months.

5. Multiply your WAMI by the applicable bonus percentage (5% in the third year):

     5% of $50 = $2.50 is your bonus payment each month in year three, a total of $30 for the year.

This procedure is repeated in months 36, 48 and 60 to calculate your weighted average monthly investment from issue through years three, four and five, respectively assuming you maintain your regular monthly payments. These weighted averages are then multiplied by the applicable percentages -- 8%, 10% and 20% -- to determine monthly bonus payments for years four, five and six, respectively.

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11p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Effect of partial withdrawals: If you withdraw part of your principal, you will not receive credit toward a bonus for the sum(s) you withdraw or at all, since you would not qualify for the bonus for the year if the value drops below the required amount at the required time. In effect, you reduce the size of the bonus you are eligible to receive. This is because removing principal will reduce the weighted value of your investment. The weighted value will decrease in proportion to the amount of principal you withdraw. Using the example above, if you withdrew $1,000 of the principal before the end of the 24th month, your total investment would decrease by 30.3% ($1,000 / 3,300 = .303); therefore the reduction factor you will use to figure out the amount of your reduced bonus is ..303.

To figure out how much your bonus will be, follow these steps:

1. Multiply the original total weighted value (see original example) of your investment by the reduction factor calculated above.

     $38,550 x .303 = $11,680.65.

2. Subtract the number calculated in Step 1 from the original total weighted value of your investment.

     $38,550 - 11,680.65 = $26,869.35.

     The new weighted value of your investment after making the $1,000 withdrawal is $26,869.35.

3. Divide the new weighted value of your investment by the total number of months held (300 in this example).

     $26,869 / 300 = $89.56.

     Your new weighted average monthly investment (WAMI) is $89.56.

4. Multiply the new WAMI by the applicable bonus percentage. In this example, 5% is the bonus because that is the amount on the third year bonus.

     $89.56 x .05 = $4.48, or $53.76 total bonus for the year.

Withdrawals may also affect your eligibility for bonus payments in the third through sixth years. To remain eligible your balance at the end of a relevant 12-month period must be at least equal to the amount set out in the table under "Bonus Payments" above. You will become ineligible if withdrawals reduce your balance below this level at the end of a relevant 12-month period.

Other eligibility policies: If you have not made the required minimum investments specified earlier, you may not receive bonus payments in the year bonuses would otherwise be paid. But you may become eligible during the next bonus period by making the required investments in the next year. For example, assume that you make the required investments for the first 24 months and receive bonus payments in the third year. But during the third year, you make payments of only $400, so the total principal invested is $1,600 instead of the required $1,800. In that case, you would not receive the bonus payments that would normally be made in the fourth year. However, if you make all your regular monthly investments in the fourth year, and your account principal balance reaches the required equivalent of 36 investments of $50 per month ($1,800 at the end of the fourth year), then you would qualify for 8% bonus payments in year five, based on the new weighted average monthly investment.

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12p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Interest rate from years seven through 10: This may be as soon as year seven or as late as year ten. A rate will be declared during the next month in which you receive a bonus payment and will be guaranteed by AECC for a three-month period starting in the next month. Thereafter, the rate will be declared every three months and guaranteed for three-month periods.

How to Invest and Withdraw Funds

BUYING YOUR CERTIFICATE

Your American Express financial advisor will help you fill out and submit an application to open an account with us and purchase a certificate. If you purchase your certificate other than through an American Express financial advisor -- for example, through a direct marketing channel -- you may be given different purchase instructions. We will process the application at our corporate offices in Minneapolis, Minnesota. When we have accepted your application and we have received your initial investment, we will send you a confirmation of your purchase, indicating your account number and showing the rate of interest for your first three months as described under "Rates for New Purchases." See "Purchase policies" below.

Important: When you open an account, you must provide AECC with your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number. See "Taxes on Your Earnings." Once your account is set up, there are several convenient ways to make monthly investments.

Purchase policies

o Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day.

o You have 15 days from the date of purchase to cancel your investment without penalty by either writing or calling AECSC at the address or phone number on the back of this prospectus. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.

o If you purchase a certificate with a personal check or other non-guaranteed funds, AEFC will wait one day for the process of converting your check to federal funds (e.g., monies of member banks within the Federal Reserve Bank) before your purchase will be accepted and you begin earning interest. For information on how to avoid this wait, for example by using a certified check, please call AECSC at the telephone number listed on the back cover.

o AECC has complete discretion to determine whether to accept an application and sell a certificate.

o If you make no investments for a period of at least six consecutive months and your principal is less than $500, we may send you a notice of our intent to cancel the certificate. After the notice, if an investment is not made within 60 days, your certificate will be canceled, and we will send you a check for its full value.

A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See "Retirement Plans: Special Policies."

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13p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

TWO WAYS TO MAKE MONTHLY INVESTMENTS

1 By scheduled investment plan

Contact your financial advisor to set up one of the following scheduled plans:

o    Bank authorization (automatic deduction from your bank account)

o    Automatic payroll deduction

o    Direct deposit of Social Security check

o    Other plan approved by AECC

To cancel a bank authorization, you must instruct AECC in writing or over the phone. We must receive notice at least three business days before the date funds would normally be withdrawn from your bank account. Bank authorization will automatically be stopped at maturity or full withdrawal.

2 By mail

Send your check, by regular or express mail, along with your name and account number to:

American Express Financial Advisors Inc.
70200 AXP Financial Center
Minneapolis, MN 55474

FULL AND PARTIAL WITHDRAWALS

o You may withdraw your certificate for its full value or make a partial withdrawal of $100 or more at any time. If you purchase this certificate for an IRA, 401(k), or other retirement plan account, early withdrawals or cash payments of interest taken prematurely may be subject to IRS penalty taxes.

o Complete withdrawal of your certificate is made by giving us proper instructions. To complete these transactions, see "Two Ways to Request a Withdrawal or Transfer."

o Full and partial withdrawals of principal in the first three years are subject to penalties, described below.

o You may not make a partial withdrawal if it would reduce your certificate balance to less than $250. If you request such a withdrawal, we will contact you for revised instructions.

o As noted earlier, withdrawals during the first six years will affect the amount of your bonus payments and may make you ineligible for a bonus. If you do not receive all your bonus payments in the first six years, future withdrawals also may affect the amount of your bonus payments. See "Bonus Payments."

o You may withdraw accumulated interest during any term without paying a surrender charge. A withdrawal of interest must be at least $100 and not reduce your certificate balance below $250.

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14p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Penalties for early withdrawal: If you withdraw money within three years after the certificate was purchased, you will pay a penalty of 2% of the principal withdrawn. Except to the extent your balance would be less than $250, this penalty will be taken from the remaining balance, not the amount withdrawn. The 2% penalty is waived upon death of the certificate owner. When this certificate is owned by a revocable trust, this penalty also is waived upon death of any grantor of the revocable trust. We also will waive withdrawal penalties on withdrawals for IRA certificate accounts for your required distributions. See "Retirement Plans: Special Policies."

When you request a full or partial withdrawal, we pay the amount you request:

o    first from interest and bonus payments credited to your account,

o    then from the principal of your certificate.

For example, suppose this is your balance at the end of the second year:

Total investments                                                    $7,200.00
Interest and bonus credited                                             488.61
--------------------------------------------------------------------------------
Total balance                                                        $7,688.61

If you request a $1,000 check, we would withdraw funds in this order:
Credited interest and bonus                                          $  488.61
Withdrawal of principal                                                 511.39
--------------------------------------------------------------------------------
Total requested withdrawal                                           $1,000.00

In addition, we would have to withdraw funds to cover the full withdrawal penalty:

Principal withdrawn                                                  $  511.39
Withdrawal penalty %                                                        2%
--------------------------------------------------------------------------------
Withdrawal penalty                                                   $   10.23

The total transaction would be:

Beginning balance                                                    $7,688.61
Credited interest and bonus withdrawn                                  (488.61)
Principal withdrawn                                                    (511.39)
Withdrawal penalty (also from principal)                                (10.23)
--------------------------------------------------------------------------------
Remaining balance                                                    $6,678.38
================================================================================

Loss of interest: Because we credit interest on your certificate's monthly anniversary, if you make a withdrawal at any time other than the last day of the certificate month, you will lose interest accrued on the withdrawal amount since the end of the last certificate month. You'll get the best result by timing a withdrawal at the end of the certificate month -- that is, on an interest crediting date.

Other full and partial withdrawal policies

o If you request a partial or full withdrawal of a certificate recently purchased or added to by a check or money order that is not guaranteed, we will wait for your check to clear. Please expect a minimum of 10 days from the date of your payment before AECC mails a check to you. We may mail a check earlier if the bank provides evidence that your check has cleared.

o If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.

o Any payments to you may be delayed under applicable rules, regulations or orders of the Securities and Exchange Commission (SEC).

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15p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

TRANSFERS TO OTHER ACCOUNTS

You may transfer part or all of your certificate to any other American Express Certificate or into another new or existing American Express Financial Advisors Inc. account that has the same ownership (subject to any terms and conditions that may apply).

TWO WAYS TO REQUEST A WITHDRAWAL OR TRANSFER

1 By phone

o    Call AECSC at the telephone numbers listed on the back cover.

o    Maximum telephone withdrawal request: $100,000.

o    Transfers into an American Express Financial Advisors Inc.
     account with the same ownership.

o A telephone withdrawal request will not be allowed within 30 days of a phoned-in address change.

o We will honor any telephone withdrawal or transfer request and will use reasonable procedures to confirm authenticity.

You may request that telephone withdrawals not be authorized from your account by writing AECSC.

2 By mail

Send your name, account number and request for a withdrawal or transfer, by regular or express mail, to:

American Express Financial Advisors Inc.
70100 AXP Financial Center
Minneapolis, MN 55474

Written requests are required for:

o    Withdrawals over $100,000.

o Pension plans and custodial accounts where the minor has reached the age at which custodianship should terminate.

o Transfers to another American Express Financial Advisors Inc. account with different ownership. (All current registered owners must sign the request.)

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16p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

THREE WAYS TO RECEIVE PAYMENT WHEN YOU WITHDRAW FUNDS

1 By regular or express mail

o    Mailed to address on record; please allow seven days for mailing.

o    Payable to name(s) listed on the account.

o The express mail delivery charges you pay will vary depending on the courier you select. This fee for partial withdrawals is deducted from the remaining balance, or from the proceeds for full withdrawals.

2 By wire

o    Minimum wire amount: $1,000.

o    Request that money be wired to your bank.

o    Bank account must be in same ownership as the AECC account.

o Pre-authorization required. Complete the bank wire authorization section in the application or use a form supplied by your American Express financial advisor. All registered owners must sign.

o Applicable wire charges will be deducted from your balance (for partial withdrawals) or from the proceeds of a full withdrawal.

3 By electronic transfer

o Available only for pre-authorized scheduled partial withdrawals and other full or partial withdrawals.

o    No charge.

o    Deposited electronically in your bank account.

o    Allow two to five business days from request to deposit.

RETIREMENT PLANS: SPECIAL POLICIES

o If the certificate is purchased for a 401(k) plan or other qualified retirement plan account, the terms and conditions of the certificate apply to the plan as the owner of this certificate. However, the terms of the plan, as interpreted by the plan trustee or administrator, will determine how a participant's benefit under the plan is administered. These terms may differ from the terms of the certificate.

o If your certificate is held in a custodial or trusteed retirement plan (including a Keogh plan), special rules may apply at maturity. If no other investment instructions are provided directing how to handle your certificate at maturity, the full value of the certificate will automatically transfer to a new or existing cash management account according to rules outlined in the plan document or as otherwise provided in the plan document.

o The annual custodial fee for non-401(k) qualified retirement plans or IRAs may be deducted from your certificate account. It may reduce the amount payable at maturity or the amount received upon an early withdrawal.

o Retirement plan withdrawals may be subject to withdrawal penalties or loss of interest even if they are not subject to federal tax penalties.

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17p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

o We will waive withdrawal penalties on withdrawals for qualified retirement plan or IRA certificate accounts for your required minimum distributions.

o If you withdraw all funds from your last account in an IRA at American Express Trust Company, a termination fee will apply as set out in Your Guide to IRAs, the IRS disclosure information received when you opened your account.

o The IRA termination fee will be waived if a withdrawal occurs after you have reached age 70 1/2 or upon the owner's death.

WITHDRAWAL AT DEATH

If a certificate is surrendered upon the client's death, any applicable surrender charge will be waived. In addition, if an IRA termination fee is applicable, it will also be waived.

TRANSFER OF OWNERSHIP

While this certificate is not negotiable, AECC will transfer ownership upon written notification to AECSC. However, if you have purchased your certificate for a 401(k) plan or other qualified retirement plan, or an IRA you may be unable to transfer or assign the certificate without losing the account's favorable tax status. Please consult your tax advisor.

FOR MORE INFORMATION

For information on purchases, withdrawals, exchanges, transfers of ownership, proper instructions and other service questions regarding your certificate, please consult your American Express financial advisor or call AECSC at the telephone numbers listed on the back cover.

If you purchase your certificate other than through a financial advisor, you may be given different purchase and withdrawal instructions.

Taxes on Your Earnings

The bonus payments and interest on your certificate, including interest on bonus payments, are taxable when credited to your account. Each calendar year we provide the certificate owners and the IRS with reports of all interest of $10 and above credited to their accounts on Form 1099-INT, "Interest Income." Withdrawals are reported to certificate owners and the IRS on Form 1099-B, "Proceeds from Broker and Barter Exchange Transactions."

RETIREMENT ACCOUNTS


If this certificate is held in an IRA or other qualified plan account, certain income tax rules apply to withdrawals.

Income Tax Withholding: When you take a distribution from an IRA, 10% of the amount must be withheld for federal income taxes, unless you elect to not have the tax withholding apply. When you take a distribution from a qualified plan account, such as a 401(k) or 403(b), 20% of the amount must be withheld for federal income taxes unless the distribution is directly rolled over to another qualified plan or IRA.

Tax Penalties: In general, distributions from IRAs and other qualified plan accounts are also subject to an IRS 10% premature distribution penalty tax unless the distribution is made after age 59 1/2 or to your beneficiaries following your death, or you are disabled. Other exceptions may also apply.


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18p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.

This certificate may not be available for all types of retirement accounts.

GIFTS TO MINORS


The certificate may be given to a minor under either the Uniform Gifts or Uniform Transfers to Minors Act (UGMA/UTMA), whichever applies in your state. UGMAs/UTMAs are irrevocable. Generally, under federal tax laws, income over $1,600 for the year 2004 on property owned by children under age 14 will be taxed at the parents' marginal tax rate, while income on property owned by children 14 or older will be taxed at the child's rate.


YOUR TIN AND BACKUP WITHHOLDING

As with any financial account you open, you must list your current and correct TIN, which is either your Social Security or Employer Identification number. You must certify your TIN under penalties of perjury on your application when you open an account.


If you don't provide and certify the correct TIN, you could be subject to backup withholding of 28% of your interest earnings. You could also be subject to further penalties, such as:


o    a $50 penalty for each failure to supply your correct TIN;

o a civil penalty of $500 if you make a false statement that results in no backup withholding; and

o    criminal penalties for falsifying information.

You could also be subject to backup withholding because you failed to report interest on your tax return as required.

How to Determine the Correct TIN

For this type of account:                    Use the Social Security or Employer
                                             Identification Number of:
-------------------------------------------- -----------------------------------
Individual or joint account                  The individual or one of the owners
                                             listed on the joint account
-------------------------------------------- -----------------------------------
Custodian account of a minor  (Uniform       The minor
Gifts/Transfers to Minors Act)
-------------------------------------------- -----------------------------------
A revocable living trust                     The grantor-trustee (the person who
                                             puts the money into the trust)
-------------------------------------------- -----------------------------------
An irrevocable trust, pension trust or       The legal entity (not the personal
estate                                       representative or trustee, unless
                                             no legal entity is designated in
                                             the account title)
-------------------------------------------- -----------------------------------
Sole proprietorship or single-owner LLC      The owner
-------------------------------------------- -----------------------------------
Partnership or multi-member LLC              The partnership
-------------------------------------------- -----------------------------------
Corporate or LLC electing corporate status   The corporation
on  Form 8837
-------------------------------------------- -----------------------------------
Association, club or tax-exempt              The organization
organization
-------------------------------------------- -----------------------------------

For details on TIN requirements, ask your financial advisor or contact your local American Express Financial Advisors Inc. office for federal Form W-9, Request for Taxpayer Identification Number and Certification. You also may obtain the form on the Internet at www.irs.gov.

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19p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

FOREIGN INVESTORS

Also, the U.S. Internal Revenue Service (IRS) has issued nonresident alien regulations that significantly change the withholding and reporting rules on foreign accounts. The IRS requires that nonresident alien investors certifying non-U.S. status and, if applicable, treaty eligibility, complete one of the Forms W-8.

Interest on your certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien. Even though your interest income is not taxed by the U.S. government, it will be reported at year end to you and to the U.S. government on a Form 1042-S, Foreign Person's U.S. Source Income Subject to Withholding. The United States participates in various tax treaties with foreign countries, which provide for sharing of tax information between the United States and such foreign countries.

Tax treatment of your investment: Interest paid on your certificate is "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h) if earned by a nonresident alien who has supplied AECC with one of the Forms W-8. Form W-8 must be supplied with a permanent residence address and a current mailing address, if different. (Form W-8BEN must be signed and dated by the beneficial owner, an authorized representative or officer of the beneficial owner or an agent acting under and providing us with a duly authorized power of attorney.) AECC will not accept purchases of certificates by nonresident aliens without an appropriately certified Form W-8 (or approved substitute). If you have supplied a Form W-8 that certifies that you are a nonresident alien, the interest income will be reported at year end to you and to the U.S. government on a Form 1042-S, Foreign Person's U.S. Source Income Subject to Withholding.

To help you determine the form that is appropriate for you, please note the following description of the Forms W-8:

Form W-8BEN

(Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding)

This form should be completed by any foreign persons or organizations, if they are the beneficial owner of the income, whether or not they are claiming a reduced rate of, or exemption from, withholding. (Foreign persons or organizations also may be required to fill out one of the other forms that follow in lieu of the W-8BEN.)

Form W-8ECI

(Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or
Business in the United States)

This form should be completed by any foreign person or organization if they claim that the income is effectively connected with the conduct of a trade or business within the United States.

Form W-8EXP

(Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding)

This form should be completed by any foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation or government of a U.S. possession.

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20p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Form W-8IMY

(Certificate of Foreign Intermediary, Foreign Flow-Through Entity or Certain U.S. Branches for United States Tax Withholding)

This form should be completed by an intermediary acting as custodian, broker, nominee, trustee or executor, or other type of agent for another person.

The Form W-8 must be resupplied every four calendar years, up from three years with the prior form.

Joint ownership: If the account is owned jointly with one or more persons, each owner must provide a Form W-8. If AECC receives a Form W-9 from any of the joint owners, payment will be treated as made to a U.S. person.


Withholding taxes: If you fail to provide us with a complete Form W-8 as required above, you will be subject to 28% backup withholding on interest payments and withdrawals from certificates.


Transfers on death: If you are a nonresident alien and you die while owning a certificate, then, depending on the circumstances, AECC generally will not act on instructions with regard to the certificate unless AECC first receives, at a minimum, a statement from persons AECC believes are knowledgeable about your estate. The statement must be satisfactory to AECC and must tell us that, on your date of death, your estate did not include any property in the United States for U.S. estate tax purposes. In other cases, we generally will not take action regarding your certificate until we receive a transfer certificate from the IRS or evidence satisfactory to AECC that the estate is being administered by an executor or administrator appointed, qualified and acting within the United States. In general, a transfer certificate requires the opening of an estate in the United States and provides assurance that the IRS will not claim your certificate to satisfy estate taxes.

Trusts: If the investor is a trust, the policies and procedures described above will apply with regard to each grantor who is a nonresident alien. Also, foreign trusts must apply for a permanent U.S. individual tax identification number
(ITIN) or an employer identification number, as appropriate for the trust.

Important: The information in this prospectus is a brief and selective summary of certain federal tax rules that apply to this certificate and is based on current law and practice. Tax matters are highly individual and complex. Investors should consult a qualified tax advisor about their own position.

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21p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

How Your Money Is Used and Protected

INVESTED AND GUARANTEED BY AECC


AECC, a wholly owned subsidiary of AEFC, issues and guarantees the American Express Installment Certificate. We are by far the largest issuer of face-amount certificates in the United States, with total assets of more than $5.2 billion and a net worth in excess of $323 million on Dec. 31, 2003.


We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

o    interest to certificate owners,

o and various expenses, including taxes, fees to AEFC for advisory and other services, distribution fees to American Express Financial Advisors Inc., selling agent fees to selling agents, and transfer agent fees to AECSC.

For a review of significant events relating to our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." No national rating agency rates our certificates.

Most banks and thrifts offer investments known as CDs that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.

REGULATED BY GOVERNMENT

Because the American Express Installment Certificate is a security, its offer and sale are subject to regulation under federal and state securities laws. (The American Express Installment Certificate is a face-amount certificate. It is not a bank product, an equity investment, a form of life insurance or an investment trust.)


The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding certificates. These investments back the entire value of your certificate account. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of Dec. 31, 2003, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than $142.2 million. The law requires us to use amortized cost for these regulatory purposes. Among other things, the law permits Minnesota statutes to govern qualified assets of AECC as described in
Note 2 to the financial statements. In general, amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date.


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22p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

AECC has agreed with the SEC to maintain capital and surplus equal to 5% of outstanding liabilities on certificates (not including loans made on certificates in accordance with terms of some certificates that no longer are offered by AECC). AECC also has entered into a written informal understanding with the Minnesota Commerce Department that AECC will maintain capital equal to 5% of the assets of AECC (less any loans on outstanding certificates). When computing its capital for these purposes, AECC values its assets on the basis of statutory accounting for insurance companies rather than generally accepted accounting principles.

BACKED BY OUR INVESTMENTS


Our investments are varied and of high quality. This was the composition of our portfolio as of Dec. 31, 2003:

Type of investment                                   Net amount invested
Government agency bonds                                     53%
Corporate and other bonds                                   34
Mortgage loans and other loans                              10
Cash and cash equivalents                                    1
Preferred stocks                                             1
Structured investments                                       1

As of Dec. 31, 2003 about 96% of our securities portfolio (including bonds and preferred stocks) is rated investment grade. For additional information regarding securities ratings, please refer to Note 3 to the financial statements.

Most of our investments are on deposit with American Express Trust Company, Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 2003 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the financial statements.


INVESTMENT POLICIES

In deciding how to diversify the portfolio -- among what types of investments in what amounts -- the officers and directors of AECC use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

Debt securities

Most of our investments are in debt securities as referenced in the table in "Backed by Our Investments" under "How Your Money is Used and Protected."

The price of bonds generally falls as interest rates increase, and rises as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to whether a company can pay interest and principal when due than to changes in interest rates. They have greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds, AECC relies both on independent rating agencies and the investment manager's credit analysis. Under normal circumstances, at least 85% of the securities in

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23p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

AECC's portfolio will be rated investment grade, or in the opinion of AECC's investment advisor will be the equivalent of investment grade. Under normal circumstances, AECC will not purchase any security rated below B- by Moody's Investors Service, Inc. or Standard & Poor's. Securities that are subsequently downgraded in quality may continue to be held by AECC and will be sold only when AECC believes it is advantageous to do so.


As of Dec. 31, 2003, AECC held about 4% of its investment portfolio (including bonds, preferred stocks and mortgages) in investments rated below investment grade.


Purchasing securities on margin

We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities

We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in "Financial transactions including hedges" in this section may be considered commodity contracts.

Underwriting

We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter (selling securities for others) under federal securities laws.

Borrowing money

From time to time we have established a line of credit with banks if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time. There is no limit on the extent to which we may borrow money, except that borrowing must be through the sale of certificates, or must be short-term and not a public offering and not intended to be publicly offered.

Real estate

We may invest in limited partnership interests in limited partnerships that either directly, or indirectly through other limited partnerships, invest in real estate. We may invest directly in real estate. We also invest in mortgage loans secured by real estate. We expect that equity investments in real estate, either directly or through a subsidiary of AECC, will be less than 5% of AECC's assets.

Lending securities

We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed 10% of AECC's assets.

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24p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

When-issued securities

Some of our investments in debt securities and loans originated by banks or investment banks are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these investments are available for sale, issued and delivered to us. We generally do not pay for these investments or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. AECC's ability to invest in when-issued investments is not limited except by its ability to set aside cash or high quality investments to meet when-issued commitments. When-issued investments are subject to market fluctuations and they may affect AECC's investment portfolio the same as owned securities.

Financial transactions including hedges

We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. AECC may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with AECC's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. There is no limit on AECC's ability to enter into financial transactions to manage the interest rate risk associated with AECC's assets and liabilities, but AECC does not foresee a likelihood that it will be feasible to hedge most or all of its assets or liabilities. We do not use derivatives for speculative purposes.

Illiquid securities

A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however, can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. AECC's investment advisor will follow guidelines established by the board of directors and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of AECC's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, AECC will use statutory accounting under an SEC order. This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.

Restrictions

There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

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25p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

How Your Money Is Managed

RELATIONSHIP BETWEEN AECC AND AMERICAN EXPRESS FINANCIAL CORPORATION

AECC was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, changed its name to IDS Certificate Company on April 2, 1984, and to American Express Certificate Company on April 26, 2000.

AECC files reports on Form 10-K and 10-Q with the SEC. The public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Before AECC was created, AEFC (formerly known as IDS Financial Corporation), our parent company, had issued similar certificates since 1894. As of Jan. 1, 1995, IDS Financial Corporation changed its name to AEFC. AECC and AEFC have never failed to meet their certificate payments.

During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. American Express Financial Advisors' financial planning services are comprehensive, beginning with a detailed written analysis that's tailored to your needs. Your analysis may address one or all of these six essential areas: financial position, protection planning, investment planning, income tax planning, retirement planning and estate planning.

AEFC itself is a wholly owned subsidiary of American Express Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:

o travel related services (including American Express(R) Card and operations through American Express Travel Related Services Company, Inc. and its subsidiaries); and

o international banking services (through American Express Bank Ltd. and its subsidiaries) and Travelers Cheque and related services.

CAPITAL STRUCTURE AND CERTIFICATES ISSUED

AECC has authorized, has issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.


As of the fiscal year ended Dec. 31, 2003, AECC had issued (in face amount) $772,079,620 of installment certificates and $2,468,179,643 of single payment certificates. As of Dec. 31, 2003, AECC had issued (in face amount) $14,940,140,606 of installment certificates and $27,649,838,539 of single payment certificates since its inception in 1941.


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26p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

INVESTMENT MANAGEMENT AND SERVICES

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

o    providing investment research,

o    making specific investment recommendations,

o and executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or AECC as defined in the federal Investment Company Act of 1940.

For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets (included assets).

Advisory and services fee computation

Included assets                               Percentage of total book value
First $250 million                                       0.750%
Next $250 million                                        0.650
Next $250 million                                        0.550
Next $250 million                                        0.500
Any amount over $1 billion                               0.107

Included assets are all assets of AECC except mortgage loans, real estate, and any other asset on which we pay an outside advisory or service fee. The fee paid to AEFC for managing and servicing bank loans is 0.35%.

Advisory and services fee for the past three years


Year                     Total fees             Percentage of included assets
2003                     $10,436,023                         23%
2002                       9,979,742                         23
2001                       9,248,275                         24

Estimated advisory and services fees for 2004 are $10,533,000.


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27p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Other expenses payable by AECC: The Investment Advisory and Services Agreement provides that we will pay:

o costs incurred by us in connection with real estate and mortgages;

o    taxes;

o    depository and custodian fees;

o    brokerage commissions;

o fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC;

o fees and expenses of our directors who are not officers or employees of AEFC;

o provision for certificate reserves (interest accrued on certificate owner accounts); and

o expenses of customer settlements not attributable to sales function.

DISTRIBUTION

Under a Distribution Agreement with American Express Financial Advisors Inc., we pay a fee every month of 2.5% of all payments received during the month. This fee is paid on all payments received on or after issue of your certificate until the certificate's maturity date.

This fee is not assessed to your certificate account.


Total distribution fees paid to American Express Financial Advisors Inc. for all series of certificates amounted to $30,209,889 during the year ended Dec. 31, 2003. We expect to pay American Express Financial Advisors Inc. distribution fees amounting to $27,725,000 during 2004.


See Note 1 to financial statements regarding deferral of distribution fee expense.

In addition, AECC may pay distributors additional compensation for distribution activities under certain circumstances. From time to time, AECC may pay or permit other promotional incentives, in cash or credit or other compensation.

American Express Financial Advisors Inc. pays commissions to its financial advisors and pays other selling expenses in connection with services to us. Our board of directors, including a majority of directors who are not interested persons of American Express Financial Advisors Inc., or AECC, approved these distribution agreements.

TRANSFER AGENT

Under a Transfer Agency Agreement, AECSC, a wholly owned subsidiary of AEFC, maintains certificate owner accounts and records. AECC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service.

EMPLOYMENT OF OTHER AMERICAN EXPRESS AFFILIATES

AEFC may employ an affiliate of American Express Company as executing broker for our portfolio transactions only if:

o we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;

o the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

o the affiliate's employment is consistent with the terms of federal securities laws.

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28p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

DIRECTORS AND OFFICERS

AECC's sole shareholder, AEFC, elects the board of directors that oversees AECC's operations. The board annually elects the directors, chairman, president and controller for a term of one year. The president appoints the other executive officers.


We paid a total of $72,289 during 2003 to directors not employed by AEFC.

Independent Board Members*

Name, address, age              Position held with   Principal            Other               Committee
                                Registrant and       occupations          directorships       memberships
                                length of service    during past five
                                                     years
------------------------------- -------------------- -------------------- ------------------- --------------------
Karen M. Bohn                   Board member         President and        Alerus Financial    Audit
6620 Iroquois Trail             since 2002           CEO,  Galeo Group    Corp., Ottertail
Edina, MN 55439                                      LLC;  Independent    Corporation,
Born in 1953                                         business             American Express
                                                     consultant           Bank, FSB
------------------------------- -------------------- -------------------- ------------------- --------------------
Rodney P. Burwell               Board member         Chairman, Xerxes     TCF Financial       Audit,  Dividend
7901 Xerxes Avenue South        since 1999           Corporation
Suite 201                                            (fiberglass
Bloomington, MN 55431                                storage tanks)
Born in 1939
------------------------------- -------------------- -------------------- ------------------- --------------------
Jean B. Keffeler                Board member         Retired business                         Audit
P.O. Box 1377                   since 1999           executive
Livingston, MT 59047
Born in 1945
------------------------------- -------------------- -------------------- ------------------- --------------------
Thomas R. McBurney              Board member         President,           The Valspar         Audit,  Dividend
4900 IDS Center                 since 1999           McBurney             Corporation
80 South Eighth Street                               Management Advisors  (paints)
Minneapolis, MN 55402
Born in 1938
------------------------------- -------------------- -------------------- ------------------- --------------------

* Mr. Burwell, Ms. Keffeler and Mr. McBurney also serve as directors of IDS Life Series Fund, Inc., IDS Life Insurance Company of New York and American Centurion Life Assurance Company which are indirectly controlled by AEFC.


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29p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Board Members Affiliated with American Express Certificate Company**

Name,  address,  age            Position held with   Principal            Other               Committee
                                Registrant and       occupations          directorships       memberships
                                length of service    during past five
                                                     years
------------------------------- -------------------- -------------------- ------------------- --------------------
Kent M. Bergene                 Board member         Vice President -
435 AXP Financial Center        since 2001           Products Group  of
Minneapolis, MN 55474                                AEFC, since 2001;
Born in 1958                                         Director -
                                                     Variable Annuity
                                                     Products,
                                                     1998-2001
------------------------------- -------------------- -------------------- ------------------- --------------------
Walter S. Berman                Board member         Executive Vice
50115 AXP Financial Center      since 2002 and       President and
Minneapolis, MN 55474           Treasurer since      Corporate
Born in 1942                    2003                 Treasurer -
                                                     American Express
                                                     Company (AMEX) since
                                                     2002. Chief
                                                     Financial Officer -
                                                     AEFA since 2001.
                                                     Various senior
                                                     financial positions
                                                     including Treasurer
                                                     of IBM, at other
                                                     companies from
                                                     1996 to 2001
------------------------------- -------------------- -------------------- ------------------- --------------------
Paula R. Meyer                  Board member and     Senior Vice                              Dividend,
596 AXP Financial Center        President since      President and                            Investment
Minneapolis, MN 55474           1998                 General Manager -
Born in 1954                                         Mutual Funds,
                                                     AEFC, since 2002; Vice
                                                     President and Managing
                                                     Director - American Express
                                                     Funds, AEFC, 2000-2002;
                                                     Vice President, AEFC,
                                                     1998-2000
------------------------------- -------------------- -------------------- ------------------- --------------------

** Interested person by reason of being an officer, director and/or employee of AEFC.


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30p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Executive Officers

Name,  address,  age            Position held with   Principal occupations  during       Other               Committee
                                Registrant and       past five years                     directorships       memberships
                                length of service
------------------------------- -------------------- ----------------------------------- ------------------- --------------------
Paula R. Meyer                  Board member and     Senior Vice President and General                       Dividend,
596 AXP Financial Center        President since      Manager - Mutual Funds, AEFC,                           Investment
Minneapolis, MN 55474           1998                 since 2002; Vice President and
Born in 1954                                         Managing Director - American
                                                     Express Funds, AEFC, 2000-2002;
                                                     Vice President, AEFC, 1998-2000
------------------------------- -------------------- ----------------------------------- ------------------- --------------------
Brian J. McGrane                Vice President and   Vice President - Lead Financial
807 AXP Financial Center        Chief Financial      Officer - Asset Management
Minneapolis, MN 55474           Officer since 2003   Businesses, AEFC, since 2003;
Born in 1971                                         Vice President - Lead Financial
                                                     Officer - Institutional and
                                                     Brokerage, AEFC, 2002-2003;
                                                     Vice President - Lead
                                                     Financial Officer - US
                                                     Brokerage, AEFC, 2001-2002;
                                                     Director, Financial
                                                     Standards and Accounting
                                                     Policy - AEFC, 1999-2001
------------------------------- -------------------- ----------------------------------- ------------------- --------------------
Jeryl A. Millner                Vice President and   Vice President and Lead Financial
50807 AXP Financial Center      Controller since     Officer, Insurance, Annuities and
Minneapolis, MN 55474           2003                 Certificates of AEFC, since 2003;
Born in 1959                                         ING Group, Second Vice President,
                                                     Controller - U.S. Life Group,
                                                     2000-2002; ReliaStar Financial
                                                     Corp., Second Vice President,
                                                     Controller - ReliaStar Life and
                                                     Annuity, 1999-2000; ReliaStar
                                                     Financial Corp., Vice President,
                                                     Chief Financial Officer and
                                                     Treasurer - Northern Life Ins.
                                                     Co., 1998-1999
------------------------------- -------------------- ----------------------------------- ------------------- --------------------
Walter S. Berman                Board member         Executive Vice President and
50115 AXP Financial Center      since 2002 and       Corporate Treasurer -  American
Minneapolis, MN 55474           Treasurer since      Express Company (AMEX) since
Born in 1942                    2003                 2002. Chief  Financial Officer -
                                                     AEFA since 2001. Various senior
                                                     financial positions including
                                                     Treasurer of IBM, at other
                                                     companies from 1996 to 2001
------------------------------- -------------------- ----------------------------------- ------------------- --------------------


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31p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Executive Officers (continued)

Name,  address,  age            Position held with   Principal occupations  during       Other               Committee
                                Registrant and       past five years                     directorships       memberships
                                length of service
------------------------------- -------------------- ----------------------------------- ------------------- --------------------
Lorraine R. Hart                Vice President -     Vice President - Investments                            Investment
53643 AXP Financial Center      Investments          Administration Officer, AEFC,
Minneapolis, MN 55474                                since 2003; Vice President -
Born in 1951                                         Insurance Investments, AEFC,
                                                     1989-2003
------------------------------- -------------------- ----------------------------------- ------------------- --------------------
Michelle M. Keeley              Vice President -     Senior Vice President - Fixed                           Investment
257 AXP Financial Center        Investments  since   Income, AEFC, since 2002;
Minneapolis, MN 55474           2003                 Managing Director, Zurich Global
Born in 1964                                         Assets, 2000-2002; Managing
                                                     Director, Zurich Scudder
                                                     Investments, 1999-2000
------------------------------- -------------------- ----------------------------------- ------------------- --------------------
H. Bernt von Ohlen              Vice President,      Vice President and Group Counsel,
50607 AXP Financial Center      General Counsel,     AEFC, since 2000; Partner,
Minneapolis, MN 55474           and Secretary        D'Ancona & Pflaum LLC,
Born in 1946                    since September      1999-2000; Counsel, Heartland
                                2002                 Group, Inc., 1998-1999
------------------------------- -------------------- ----------------------------------- ------------------- --------------------


The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

AECC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

INDEPENDENT AUDITORS

A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate owner upon request.


Ernst & Young LLP, independent auditors, Minneapolis, Minnesota have audited our financial statements at December 31, 2003 and 2002 and for each of the years in the three-year period ended Dec. 31, 2003, as set forth in their report. We have included these financial statements in the prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and AECC.


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32p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

AMERICAN EXPRESS CERTIFICATES

Other certificates issued by AECC: Your American Express financial advisor can give you more information on five other certificates issued by AECC. These certificates offer a wide range of investment terms and features.

American Express Cash Reserve Certificate -- A single payment certificate that permits additional investments on which AECC guarantees interest in advance for a three-month term.

American Express Flexible Savings Certificate -- A single payment certificate that permits additional investments and on which AECC guarantees interest in advance for a term of six, 12, 18, 24, 30 or 36 months.

American Express Market Strategy Certificate -- A certificate that pays interest at a fixed rate or linked to one-year stock market performance, as measured by a broad market index, for a series of one-year terms starting every month or at other intervals the client selects.

American Express Preferred Investors Certificate -- A single payment certificate that combines a competitive fixed rate of return with AECC's guarantee of principal for large investments of $250,000 to $5 million.

American Express Stock Market Certificate -- A single payment certificate that calculates all or part of your interest based on stock market performance, as measured by a broad market index, with AECC's guarantee of return of principal.

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33p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Appendix

Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA -- Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA -- Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A -- Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB -- Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB -- Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B -- Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC -- Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC -- Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C -- Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D -- Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.


Non-rated securities will be considered for investment. When assessing each non-rated security, AECC will consider the financial condition of the issuer or the protection afforded by the terms of the security.


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34p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Annual Financial Information

SUMMARY OF SELECTED FINANCIAL INFORMATION

The following selected financial information was derived from AECC's audited financial statements and should be read in conjunction with those statements and the related notes to financial statements. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information.

Year Ended December 31, (Thousands)                    2003          2002            2001           2000            1999
Statements of Operations Data(a)
Investment income                                   $  264,238    $  221,151       $  204,345     $  222,535     $  221,426
Investment expenses                                     44,417        43,626           44,050         43,952         44,317
----------------------------------------------------------------------------------------------------------------------------
Net investment income before provision
   for certificate reserves and
   income tax (expense) benefit                        219,821       177,525          160,295        178,583        177,109
Net provision for certificate reserves                 141,483       100,252          155,387        155,461        138,555
----------------------------------------------------------------------------------------------------------------------------
Net investment income before
   income tax (expense) benefit                         78,338        77,273            4,908         23,122         38,554
Income tax (expense) benefit                           (27,296)      (24,866)           3,348            (14)        (4,615)
----------------------------------------------------------------------------------------------------------------------------
Net investment income                                   51,042        52,407            8,256         23,108         33,939
----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on investments
   in securities of unaffiliated issuers
   before income taxes                                   2,944        (9,899)         (92,375)       (10,110)         1,250
Income tax (expense) benefit                            (1,031)        3,631           32,331          3,539           (437)
----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on investments                  1,913        (6,268)         (60,044)        (6,571)           813
Net income -- wholly-owned subsidiary                       --            --               --             --              4
Cumulative effect of accounting change                      --            --             (397)            --             --
----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                   $   52,955    $   46,139       $  (52,185)    $   16,537     $   34,756
----------------------------------------------------------------------------------------------------------------------------

Cash Dividends Declared
                                                    $       --    $       --       $       --     $    5,000     $   40,000
Capital Dividends Declared
                                                            --            --          166,906             --             --
(Return of capital to) contributions from AEFC
                                                       (50,000)      (10,000)         240,000             --             --
Balance Sheet Data(a)
Total assets                                        $5,255,592    $5,199,769       $4,642,734     $4,043,806     $3,771,411
Certificate loans                                   $   15,606    $   18,614       $   21,807     $   25,547     $   28,895
Certificate reserves                                $4,787,817    $4,493,372       $4,159,926     $3,831,059     $3,536,659
Shareholder's equity                                $  323,213    $  359,389       $  263,005     $  166,514     $  141,702
----------------------------------------------------------------------------------------------------------------------------

(a) Certain reclassifications of prior period amounts have been made to conform to the current presentation.


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35p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Results of Operations

American Express Certificate Company's (AECC's) net income is derived primarily from the after-tax yield on investments and realized investment gains (losses), less investment expenses and interest credited on certificate reserve liabilities. Changes in net income trends occur largely due to changes in investment returns, interest crediting rates to certificate products, the mix of fully taxable and tax-advantaged investments in AECC's portfolio and from realization of investment gains (losses). AECC follows accounting principles generally accepted in the United States (GAAP).

Net income increased $6.8 million, or 14.8 percent, reflecting increased investment income, increased gross realized gains and decreased gross realized losses on sale of investments, partially offset by slightly higher investment expenses and a higher provision expense for certificate reserves. In 2002, the net income was significantly higher than 2001. The 2001 results included net pre-tax realized losses on investments of ($92.4 million), primarily due to a ($36.9 million) loss to recognize the impact of higher default assumptions used to determine impairment on rated structured investments and a ($57.1 million) loss on high-yield securities.

Investment income increased $43.1 million, or 19.5 percent, reflecting a $66.0 million increase in net pre-tax gains on equity index options, partially offset by lower investment portfolio yields. The increase in net pre-tax gains on equity index options was due to the effect of appreciation in the S&P 500 on the value of options economically hedging stock market certificate products. Investment income for 2002 was $16.8 million or 8.2 percent higher than 2001 as a result of higher levels of invested assets and lower losses on interest rate swap agreements in 2002.

The favorable impact on investment income from the equity index options was largely offset by the increase in provision expenses for certificate reserves. Provision for certificate reserves increased $41.2 million or 41.1 percent reflecting the effect on stock market certificates of appreciation in the S&P 500 this year versus depreciation last year, partially offset by lower interest crediting rates on the interest rate sensitive portion of AECC's certificate product portfolio. The 2002 provision for certificate reserves was significantly lower than 2001 as a result of lower client interest crediting rates, partially offset by an increase in certificate reserves during 2002.

AECC's gross realized gains on sales of securities classified as Available-for-Sale, using the specific identification method, were $47.1 million and $23.4 million for the years ended December 31, 2003 and 2002, respectively. Gross realized losses on sales were ($2.8 million) and ($15.7 million) for the same periods. AECC also recognized losses of ($36.0 million) and ($15.8 million) in other-than-temporary impairments on Available-for-Sale securities for the years ended December 31, 2003 and 2002, respectively. In 2001, gross realized gains on sales of securities classified as Available-for-Sale were $20.7 million while gross realized losses on sales of securities classified as Available-for-Sale were ($83.9 million). AECC also recognized other-than-temporary impairment losses on Available-for-Sale securities of ($27.9 million) in 2001.


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36p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Certain Critical Accounting Policies

AECC's significant accounting policies are described in Note 1 to the Financial Statements. The following provides a critical accounting policy on investment securities valuation that is important to the Financial Statements.

Investment securities valuation

Generally, investment securities are carried at fair value on the balance sheet with unrealized gains (losses) recorded in other comprehensive income (loss) within equity, net of income tax provisions (benefits). At December 31, 2003, AECC had net unrealized pretax gains on Available-for-Sale securities of $74.0 million. Gains and losses are recognized in results of operations upon disposition of the securities. In addition, losses are recognized when management determines that a decline in value is other-than-temporary, which requires judgment regarding the amount and timing of recovery. Indicators of other-than-temporary impairment for debt securities include issuer downgrade, default or bankruptcy. AECC also considers the extent to which cost exceeds fair value, the duration and size of that gap, and management's judgment about the issuer's current and prospective financial condition. Fair value is generally based on quoted market prices. As of December 31, 2003, there were $19 million in gross unrealized losses that related to $1.5 billion of securities based on fair values, of which only $30 million has been in a continuous unrealized loss position for twelve months or more. AECC does not believe that the unrealized loss on any individual security at December 31, 2003 represents an other-than-temporary impairment, and AECC has the ability and intent to hold these securities for a time sufficient to recover its amortized cost.

Liquidity and Capital Resources

AECC's principal sources of cash are receipts from sales of face-amount certificate products and cash flows from investments. AECC's principal uses of cash are payments to certificate product owners for matured and surrendered certificates, purchases of investments, and return of capital or dividend payments to AEFC.

Cash received from sales of certificates totaled $2.6 billion for the year ended December 31, 2003 compared to $2.0 billion for the year ended December 31, 2002. Certificate maturities and cash surrenders totaled $2.4 billion for the year ended December 31, 2003, compared to $1.8 billion and $1.7 billion for the years ended December 31, 2002 and 2001, respectively.

AECC, as an issuer of face-amount certificates, is impacted by significant changes in interest rates as interest crediting rates on certificate products generally reset at shorter intervals than the change in the yield on AECC's investment portfolio. In view of the continued uncertainty in the investment markets, AECC continues to invest in securities that provide for more immediate, periodic interest and principal payments, resulting in improved liquidity. To accomplish this, AECC continues to invest much of its cash flow in mortgage and asset-backed securities, and to a lesser extent, intermediate term corporate debt securities. In addition, AECC enters into interest rate swap contracts that effectively lengthen the interest crediting rate reset interval on certificate products. Also, on three series of AECC's certificates, interest is credited to certificate products based upon the relative change in a major stock market index between the beginning and end of the certificates' terms. To meet the obligations related to the provisions of these equity market sensitive certificates, AECC purchases and writes index call options on a major stock market index and, from time to time, enters into futures contracts.


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37p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

AECC's investment program is designed to maintain an investment portfolio that will produce the highest possible after-tax yield within acceptable risk and liquidity parameters. The program considers investment securities as investments acquired to meet anticipated certificate product owner obligations.

Debt securities and marketable equity securities are classified as Available-for-Sale and are carried at fair value. The Available-for-Sale classification does not mean AECC expects to sell these securities, but rather these securities are available to meet possible liquidity needs should there be significant changes in market interest rates or certificate owner redemptions.

At December 31, 2003, securities classified as Available-for-Sale were carried, in the aggregate, at a fair market value of $4.5 billion. Based on amortized costs, fixed maturity securities comprise 90 percent of AECC's total investment portfolio. Of these securities, 96 percent are investment grade. Investments primarily include mortgage and asset-backed securities, and to a lesser extent, corporate debt securities. AECC's corporate debt securities are a diverse portfolio with concentrations in the following industries: banking and finance, utilities, communications and media, and transportation. Other than U.S. Government Agency mortgage-backed securities, no one issuer represents more than 1 percent of AECC's total investment portfolio.

AECC paid AEFC return of capital amounts of $50 million and $10 million during 2003 and 2002, respectively. During the fourth quarter of 2001, AECC paid a $167 million capital dividend to AEFC by transferring at book value certain collateralized debt obligation (CDO) securities owned by AECC. In part, the dividend was paid to allow AEFC to transfer the CDO securities and related accrued interest into a securitization trust. Additionally, and during 2001, AECC received $240 million in cash as capital contributions from AEFC.

Cash used in investing activities was $448.7 million and $265.5 million in 2003 and 2002, respectively. This change was primarily due to decreased amounts due to brokers in 2003, while in 2002, amounts due to brokers increased, and an increase in purchases of Available-for-Sale securities and other investments, partially offset by an increase in sales and maturities of such securities.

Cash provided by financing activities was $246.8 million and $332.7 million in 2003 and 2002, respectively. This decrease primarily resulted from a decrease in net certificate inflows of $45.8 million together with an increase of $40 million of combined return of capital payments to AEFC.

Impact of Recent Market-Volatility on Results of Operations

The sensitivity analysis of two different tests of market risk discussed below estimate the effects of hypothetical sudden and sustained changes in the applicable market conditions on the ensuing year's earnings based on year-end positions. The market changes, assumed to occur as of year-end, are a 100 basis point increase in market interest rates and a 10 percent decline in a major stock market index. Computation of the prospective effects of hypothetical interest rate and major stock market index changes are based on numerous assumptions, including relative levels of market interest rates and the major stock market index level, as well as the levels of assets and liabilities. The hypothetical changes and assumptions presented will be different than what actually occurs in the future.


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38p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

Furthermore, the computations do not anticipate actions that may be taken by management if the hypothetical market changes occur over time. As a result, actual earnings effects in the future will differ from those quantified below.

AECC primarily invests in intermediate-term and long-term fixed maturity securities to provide its certificate owners with a competitive rate of return on their certificate while managing risk. These investment securities provide AECC with a historically dependable and targeted margin between the interest rate earned on investments and the interest rate credited to certificate owners' accounts. AECC does not invest in securities to generate short-term trading profits for its own account.

AECC's goal is to manage interest rate sensitivity by modifying the length of the interest crediting rate reset interval on certificate products so that movements in interest rates do not adversely affect the interest credited to such certificate products. AEFC holds regularly scheduled investment committee meetings, which is comprised of senior business managers, to review models projecting various interest rate scenarios and risk/return measures and their effect on the profitability of AECC. The committee's objectives are to structure AECC's portfolio of investment securities based upon the type and behavior of the certificates in the certificate reserve liabilities, to achieve targeted levels of profitability within defined risk parameters and to meet certificate contractual obligations. Part of the committee's strategy includes entering into interest rate swaps to hedge interest rate risk.

AECC is exposed to risk associated with fluctuating interest payments from certain certificate products tied to the London Interbank Offering Rate (LIBOR). As such, certificate product interest crediting rates reset at shorter intervals than the changes in the investment portfolio yield related to new investments and reinvestments. Therefore, AECC's spreads may be negatively impacted by increases in the general level of interest rates. AECC hedges the risk of rising interest rates by entering into pay-fixed, receive-variable (LIBOR-based) interest rate swaps that convert fluctuating crediting rate payments to fixed payments, effectively protecting AECC from unfavorable interest rate movements. The interest rate swaps are treated as cash flow hedges per Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". At December 31, 2003, AECC had $900 million notional of interest rate swaps expiring at various dates from January 2004 through February 2005.

AECC is also exposed to risk associated with fluctuations in the equity market from three series of its certificate products. Such amounts credited to certificate product owners' accounts are tied to the relative change in a major stock market index between the beginning and end of the certificates' terms. AECC purchases and writes equity index call options on a major stock market index in order to meet such obligations. The recent appreciation in the S&P 500 caused a relatively substantial increase in AECC's provision expense for certificate reserves, which was effectively offset by an increase in net pre-tax gains on equity index options.

SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Changes in the fair value of a derivative are recorded in earnings or directly to equity, depending on the instrument's designated use. Those derivative instruments that are designated and qualify as hedging instruments under SFAS No. 133 are further classified as either fair value hedges,


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39p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS
cash flow hedges or hedges of a net investment in a foreign operation, based upon the exposure being hedged. See Note 9 to the Financial Statements for further discussion of AECC's derivative and hedging activities.

The negative impact on AECC's annual pretax income of a 100 basis point increase in interest rates, which assumes certificate product interest crediting rate reset intervals and customer behavior based on the application of proprietary models, to the book of business at December 31, 2003 and 2002, would be $11.8 million and $0.6 million for 2003 and 2002, respectively. A 10 percent decrease in the level of a major stock market index would have a minimal impact on AECC's annual pretax income related as of December 31, 2003 and 2002, because the income effect is a decrease in option related income and a corresponding decrease in interest credited to the American Express Stock Market Certificate, American Express Market Strategy Certificate and American Express Equity Indexed Savings Certificates product owners' accounts.

The ratio of shareholder's equity, excluding accumulated other comprehensive income (loss) net of tax, to total assets less certificate loans and net unrealized gains (losses) on securities classified as Available-for-Sale (the Capital-to-Assets Ratio) at December 31, 2003 and 2002, was 5.4 percent and 5.5 percent, respectively. In accordance with an informal agreement established with the Commissioner of Commerce for the State of Minnesota, AECC has agreed to maintain at all times a minimum Capital-to-Assets Ratio of 5 percent.

Other Reporting Matters

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which addresses consolidation by business enterprises of variable interest entities (VIEs) and was subsequently revised in December 2003. An entity is subject to consolidation according to the provisions of FIN 46, if, by design, either (i) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or, (ii) as a group, the holders of the equity investment at risk lack: (a) direct or indirect ability to make decisions about an entity's activities; (b) the obligation to absorb the expected losses of the entity if they occur; or (c) the right to receive the expected residual returns of the entity if they occur. In general, FIN 46 requires a VIE to be consolidated when an enterprise has a variable interest for which it is deemed to be the primary beneficiary which means that it will absorb a majority of the VIE's expected losses or receive a majority of the VIE's expected residual return.

FIN 46 did not impact the accounting for $27 million in a minority-owned secured loan trust (SLT) or $6 million in a collateralized debt obligation traunche (solely supported by a portfolio of high yield bonds), both of which are managed by third parties, as AECC is not the primary beneficiary. AECC has a 33 percent ownership interest in the SLT, which provides returns to investors primarily based on the performance of an underlying portfolio of high yield loans. The aggregate fair value of the loans related to AECC's pro rata share of this structure approximates $92.5 million. AECC's maximum exposure to loss as a result of its investment in this SLT is represented by the carrying value, which was $27 million at December 31, 2003.


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40p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

In April 2003, the FASB issued Statement of Financial Accounting Standards Board (SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 amends and clarifies accounting for derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified and hedging relationships designated after June 30, 2003, and to certain preexisting contracts. SFAS No. 149 did not have a material impact on AECC's financial statements.

Forward-Looking Statements

Certain statements in Item 7. of this Form 10-K Annual Report contain forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "should," "could," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. AECC undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: AECC's ability to successfully implement a business model that allows for significant net income growth based on revenue growth that is lower than historical levels, including the ability to improve its operating expense to revenue ratio both in the short-term and over time, which will depend in part on the effectiveness of reengineering and other cost control initiatives, as well as factors impacting AECC's revenues; AECC's ability to grow its business, over time, which will depend on AECC's ability to manage its capital needs and the effect of business mix; the ability to increase investment spending, which will depend in part on the equity markets and other factors affecting revenues, and the ability to capitalize on such investments to improve business metrics; the accuracy of certain critical accounting estimates, including the fair value of the assets in AECC's investment portfolio (including those investments that are not readily marketable), fluctuation in the equity and fixed income markets, which can affect the amount and types of certificate products sold by AECC, potential deterioration in AECC's high-yield and other investments, which could result in further losses in AECC's investment portfolio; the ability of AECC to sell certain high-yield investments at expected values and within anticipated timeframes and to maintain its high-yield portfolio at certain levels in the future; and spreads in the certificate businesses; credit trends and the rate of bankruptcies, which can affect returns on AECC's investment portfolios; fluctuations in foreign currency exchange rates, which could affect commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations, including tax laws affecting AECC's businesses or that may affect the sales of the products and services that it offers, and regulatory activity in the areas of customer privacy, consumer protection, business continuity and data protection; the adoption of recently issued accounting rules related to the consolidation of variable interest entities, including those involving collateralized debt obligations and secured loan trusts, that AECC invests in, which could affect both AECC's balance sheet and results of operations; and outcomes and costs associated with litigation and compliance and regulatory matters. A further description of these and other risks and uncertainties can be found in AECC's other reports filed with the SEC.


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41p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

AMERICAN EXPRESS CERTIFICATE COMPANY
RESPONSIBILITY OF MANAGEMENT

The management of American Express Certificate Company (AECC) is responsible for the preparation and fair presentation of its Financial Statements, which have been prepared in conformity with accounting principles generally accepted in the United States; and include amounts based on the best judgment of management. AECC's management is also responsible for the accuracy and consistency of other financial information included in this filing.

In recognition of its responsibility for the integrity and objectivity of data in the financial statements, AECC maintains a system of internal control over financial reporting which is designed to provide reasonable, but not absolute, assurance with respect to the reliability of AECC's financial statements. The concept of reasonable assurance is based on the notion that the cost of internal control should not exceed the benefits derived.

The internal control system is founded on an ethical climate and includes: (i) an organizational structure with clearly defined lines of responsibility, policies and procedures; (ii) a Code of Conduct; and (iii) a careful selection and training of employees. Internal auditors monitor and assess the effectiveness of internal control and report their findings to management and the Board of Directors throughout the year. AECC's independent auditors are engaged to express an opinion on the year-end financial statements and, with the coordinated support of the internal auditors, review the financial records and related data and test internal control system over financial reporting to the extent they believed necessary to support their report.


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42p      AMERICAN EXPRESS INSTALLMENT CERTIFICATE -- PROSPECTUS

American Express Certificate Company
--------------------------------------------------------------------------------

Report of Ernst & Young LLP Independent Auditors

THE BOARD OF DIRECTORS AND SECURITY HOLDERS

AMERICAN EXPRESS CERTIFICATE COMPANY:

We have audited the accompanying balance sheets of American Express Certificate Company, a wholly-owned subsidiary of American Express Financial Corporation, as of December 31, 2003 and 2002, and the related statements of operations, comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the management of American Express Certificate Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 2003 and 2002, by correspondence with custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Express Certificate Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Yound LLP

Minneapolis, Minnesota

January 26, 2004

American Express Certificate Company
--------------------------------------------------------------------------------

Financial Statements

Balance Sheets

December 31, (Thousands, except share amount)                     2003           2002
Assets
Qualified Assets (Note 2)
Investments in unaffiliated issuers (Note 3):
   Cash and cash equivalents                                  $   25,099     $  240,323
   Available-for-Sale securities                               4,509,726      4,389,396
   First mortgage loans on real estate and other loans           469,309        452,243
   Certificate loans -- secured by certificate reserves           15,606         18,614
----------------------------------------------------------------------------------------
Total investments                                              5,019,740      5,100,576
----------------------------------------------------------------------------------------
Receivables:
   Dividends and interest                                         36,007         34,114
   Investment securities sold                                      7,946         24,170
----------------------------------------------------------------------------------------
Total receivables                                                 43,953         58,284
----------------------------------------------------------------------------------------
Equity index options (Note 9)                                    153,162         34,403
----------------------------------------------------------------------------------------
Total qualified assets                                         5,216,855      5,193,263
----------------------------------------------------------------------------------------
Other Assets
Due from AEFC for federal income taxes                            22,963             --
Deferred taxes, net (Note 8)                                       9,321             --
Deferred distribution fees and other                               6,453          6,506
----------------------------------------------------------------------------------------
Total other assets                                                38,737          6,506
----------------------------------------------------------------------------------------
Total assets                                                  $5,255,592     $5,199,769
========================================================================================

See Notes to Financial Statements

American Express Certificate Company
--------------------------------------------------------------------------------

Balance Sheets (continued)

December 31, (Thousands, except share amount)                                2003         2002
Liabilities and Shareholder's Equity
Liabilities
Certificate Reserves (Note 5):
   Installment certificates:
      Reserves to mature                                                  $  146,052   $  168,957
      Additional credits and accrued interest                                  3,514        3,988
      Advance payments and accrued interest                                      499          564
      Other                                                                       32           34
   Fully paid certificates:
      Reserves to mature                                                   4,573,514    4,277,348
      Additional credits and accrued interest                                 64,114       42,311
   Due to unlocated certificate holders                                           92          170
--------------------------------------------------------------------------------------------------
Total certificate reserves                                                 4,787,817    4,493,372
--------------------------------------------------------------------------------------------------
Accounts Payable and Accrued Liabilities:
   Due to AEFC (Note 7)                                                          880          887
   Due to AEFC for federal income taxes                                           --        3,908
   Due to other affiliates (Note 7)                                              560          690
   Deferred taxes, net (Note 8)                                                   --       29,556
   Payable for investment securities purchased                                 9,173      263,658
   Equity index options and other liabilities (Note 9)                       133,949       48,309
--------------------------------------------------------------------------------------------------
Total accounts payable and accrued liabilities                               144,562      347,008
--------------------------------------------------------------------------------------------------
Total liabilities                                                          4,932,379    4,840,380
--------------------------------------------------------------------------------------------------
Commitments (Note 4)
--------------------------------------------------------------------------------------------------
Shareholder's Equity (Note 6)
Common stock, $10 par -- authorized and issued 150,000 shares                  1,500        1,500
Additional paid-in capital                                                   323,844      373,844
Retained earnings (accumulated deficits):
   Appropriated for pre-declared additional credits and interest                 184          811
   Appropriated for additional interest on advance payments                       15           15
   Unappropriated                                                            (46,556)    (100,142)
Accumulated other comprehensive income -- net of tax (Note 1)                 44,226       83,361
--------------------------------------------------------------------------------------------------
Total shareholder's equity                                                   323,213      359,389
--------------------------------------------------------------------------------------------------
Total liabilities and shareholder's equity                                $5,255,592   $5,199,769
==================================================================================================

See Notes to Financial Statements

American Express Certificate Company
--------------------------------------------------------------------------------

Statements of Operations

Years ended December 31, (Thousands)                                              2003         2002          2001
Investment Income
Interest income from unaffiliated investments:
   Available-for-Sale securities                                                $204,932     $227,609      $214,534
   Mortgage loans on real estate and other loans                                  27,093       27,719        25,133
   Certificate loans                                                                 933        1,095         1,293
Dividends                                                                          5,074        9,949        19,986
Equity index options (Note 9)                                                     29,538      (36,421)      (39,510)
Interest rate swap agreements (Note 9)                                            (5,301)      (9,780)      (17,616)
Other                                                                              1,969          980           525
--------------------------------------------------------------------------------------------------------------------
Total investment income                                                          264,238      221,151       204,345
--------------------------------------------------------------------------------------------------------------------
Investment Expenses
AEFC and affiliated company fees (Note 7):
   Distribution                                                                   29,731       29,762        30,924
   Investment advisory and services                                               10,436        9,980         9,248
   Transfer agent                                                                  3,378        3,203         3,161
   Depository                                                                        349          321           285
Other                                                                                523          360           432
--------------------------------------------------------------------------------------------------------------------
Total investment expenses                                                         44,417       43,626        44,050
--------------------------------------------------------------------------------------------------------------------
Net investment income before provision for certificate reserves
   and income tax (expense) benefit                                             $219,821     $177,525      $160,295
--------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements

American Express Certificate Company
--------------------------------------------------------------------------------

Statements of Operations (continued)

Years ended December 31, (Thousands)                                                2003         2002          2001
Provision for Certificate Reserves (Note 5)
According to the terms of the certificates:
   Provision for certificate reserves                                           $  6,043     $  7,888      $ 10,321
   Interest on additional credits                                                    425          543           597
   Interest on advance payments                                                       17           19            34
Additional credits/interest authorized by AECC:
   On fully paid certificates                                                    132,975       88,201       138,020
   On installment certificates                                                     3,379        4,757         7,559
--------------------------------------------------------------------------------------------------------------------
Total provision for certificate reserves before reserve recoveries               142,839      101,408       156,531
Reserve recoveries from terminations prior to maturity                            (1,356)      (1,156)       (1,144)
--------------------------------------------------------------------------------------------------------------------
Net provision for certificate reserves                                           141,483      100,252       155,387
--------------------------------------------------------------------------------------------------------------------
Net investment income before income tax (expense) benefit                         78,338       77,273         4,908
Income tax (expense) benefit (Note 8)                                            (27,296)     (24,866)        3,348
--------------------------------------------------------------------------------------------------------------------
Net investment income                                                             51,042       52,407         8,256
--------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on investments
   Securities of unaffiliated issuers before
     income tax (expense) benefit                                                  2,944       (9,899)      (92,375)
   Income tax (expense) benefit (Note 8)                                          (1,031)       3,631        32,331
--------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on investments                                            1,913       (6,268)      (60,044)
--------------------------------------------------------------------------------------------------------------------
Cumulative effect of accounting change
   (net of income tax benefit of $214)                                                --           --          (397)
--------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                               $ 52,955     $ 46,139      $(52,185)
====================================================================================================================

See Notes to Financial Statements

American Express Certificate Company
--------------------------------------------------------------------------------

Statements of Cash Flows

Years Ended December 31, (Thousands)                                              2003            2002          2001
Cash Flows from Operating Activities
Net income (loss)                                                            $    52,955     $    46,139  $    (52,185)
Adjustments to reconcile net income (loss) to net
   cash (used in)provided by operating activities:
   Cumulative effect of accounting change, net of tax (Note 1)                        --              --           397
   Interest income added to certificate loans                                       (630)           (738)         (820)
   Amortization of premiums/discounts -- net                                      14,907          (2,426)       (1,483)
   Provision for deferred federal income taxes                                   (38,877)         (3,288)       (9,793)
   Net deferred distribution fees (amortized)                                       (479)          1,802         1,525
   Net realized (gain) loss on equity index options                              (29,538)         36,421        39,510
   Net realized (gain) loss on investments                                        (2,944)          9,899        92,375
   (Increase) decrease in dividends and interest receivable                       (1,893)          4,184         9,603
   Other assets and liabilities, net                                              (6,856)         (6,004)      (17,564)
-----------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                              (13,355)         85,989        61,565
-----------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Available-for-Sale investments:
   Sales                                                                       1,132,131         887,194       989,738
   Maturities and redemptions                                                  1,305,953       1,111,493       704,877
   Purchases                                                                  (2,626,239)     (2,228,071)   (2,435,973)
Other investments:
   Sales                                                                          81,736          11,166            --
   Maturities and redemptions                                                     77,022          88,437        30,307
   Purchases                                                                    (182,293)       (234,070)      (54,927)
Certificate loans:
   Payments                                                                        2,805           2,919         3,127
   Fundings                                                                       (1,553)         (2,085)       (2,830)
Changes in amounts due to and from brokers, net                                 (238,262)         97,482       141,131
-----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                           (448,700)       (265,535)     (624,550)
-----------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Payments from certificate owners                                               2,571,209       2,031,414     1,919,769
Net provision for certificate reserves                                           141,483         100,252       155,387
Certificate maturities and cash surrenders                                    (2,415,861)     (1,788,995)   (1,734,742)
Proceeds from repurchase agreements                                              337,600              --           500
Payments under repurchase agreements                                            (337,600)             --          (500)
(Return of capital to) contribution from AEFC                                    (50,000)        (10,000)      240,000
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                        246,831         332,671       580,414
-----------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                            (215,224)        153,125        17,429
Cash and cash equivalents at beginning of year                                   240,323          87,198        69,769
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $    25,099     $   240,323   $    87,198
=======================================================================================================================

See Notes to Financial Statements

American Express Certificate Company
--------------------------------------------------------------------------------

Statements of Comprehensive Income

Years Ended December 31, (Thousands)                                               2003            2002          2001
Net income (loss)                                                               $ 52,955        $ 46,139      $(52,185)
-----------------------------------------------------------------------------------------------------------------------
Other comprehensive (loss) income net of tax (Note 1)
Cumulative effect of accounting change (Note 1)                                       --              --        (2,187)
-----------------------------------------------------------------------------------------------------------------------
Unrealized (losses) gains on Available-for-Sale securities:
   Unrealized holding (losses) gains arising during period                       (52,669)         82,904        19,959
   Income tax benefit (provision)                                                 18,434         (29,016)       (6,986)
-----------------------------------------------------------------------------------------------------------------------
   Net unrealized holding (losses) gains arising during the period               (34,235)         53,888        12,973
-----------------------------------------------------------------------------------------------------------------------
   Reclassification adjustment for (gains) losses
     included in net income (loss)                                                (8,260)          8,142       101,754
   Income tax provision (benefit)                                                  2,891          (2,850)      (35,614)
-----------------------------------------------------------------------------------------------------------------------
   Net reclassification adjustment for (gains) losses
     included in net income (loss)                                                (5,369)          5,292        66,140
-----------------------------------------------------------------------------------------------------------------------
Net unrealized (losses) gains on Available-for-Sale securities                   (39,604)         59,180        79,113
-----------------------------------------------------------------------------------------------------------------------
Unrealized losses on interest rate swaps:
   Unrealized losses arising during the period                                    (4,579)         (8,141)      (19,683)
   Income tax benefit                                                              1,603           2,849         6,889
-----------------------------------------------------------------------------------------------------------------------
   Net unrealized holding losses arising during the period                        (2,976)         (5,292)      (12,794)
-----------------------------------------------------------------------------------------------------------------------
   Reclassification adjustment for losses included in net income (loss)            5,300           9,780        17,616
   Income tax benefit                                                             (1,855)         (3,423)       (6,166)
-----------------------------------------------------------------------------------------------------------------------
   Net reclassification adjustment for losses
     included in net income (loss)                                                 3,445           6,357        11,450
-----------------------------------------------------------------------------------------------------------------------
Net unrealized gains (losses) on interest rate swaps                                 469           1,065        (1,344)
-----------------------------------------------------------------------------------------------------------------------
Net other comprehensive (loss) income                                            (39,135)         60,245        75,582
-----------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                      $ 13,820        $106,384      $ 23,397
=======================================================================================================================

See Notes to Financial Statements

American Express Certificate Company
--------------------------------------------------------------------------------

Statements of Shareholder's Equity

Years Ended December 31, (Thousands)                                              2003            2002          2001
Common Stock                                                                   $   1,500       $   1,500     $   1,500
-----------------------------------------------------------------------------------------------------------------------
Additional Paid-in Capital
Balance at beginning of year                                                   $ 373,844       $ 383,844     $ 143,844
(Return of capital to) contribution from Parent                                  (50,000)        (10,000)      240,000
-----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                         $ 323,844       $ 373,844     $ 383,844
=======================================================================================================================
Retained Earnings
Appropriated for pre-declared additional credits/interest (Note 5)
Balance at beginning of year                                                   $     811       $   1,123     $   2,684
Transferred to unappropriated retained earnings                                     (627)           (312)       (1,561)
-----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                         $     184       $     811     $   1,123
-----------------------------------------------------------------------------------------------------------------------
Appropriated for additional interest on advance payments                       $      15       $      15     $      15
-----------------------------------------------------------------------------------------------------------------------
Unappropriated (Note 6)
Balance at beginning of year                                                   $(100,142)      $(146,593)    $  70,937
Net income (loss)                                                                 52,955          46,139       (52,185)
Transferred from appropriated retained earnings                                      627             312         1,561
Other                                                                                  4              --            --
Capital dividends declared                                                            --              --      (166,906)
-----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                         $ (46,556)      $(100,142)    $(146,593)
=======================================================================================================================
Accumulated other comprehensive income -- net of tax (Note 1)
Balance at beginning of year                                                   $  83,361       $  23,116     $ (52,466)
Net other comprehensive (loss) income                                            (39,135)         60,245        75,582
-----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                         $  44,226       $  83,361     $  23,116
-----------------------------------------------------------------------------------------------------------------------
Total shareholder's equity                                                     $ 323,213       $ 359,389     $ 263,005
=======================================================================================================================

See Notes to Financial Statements

American Express Certificate Company -- Notes to Financial Statements
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

American Express Certificate Company (AECC), is a wholly-owned subsidiary of American Express Financial Corporation (AEFC), which is a wholly-owned subsidiary of American Express Company. AECC is registered as an investment company under the Investment Company Act of 1940 ("the 1940 Act") and is in the business of issuing face-amount investment certificates. Face-amount certificates issued by AECC entitle the certificate owner to receive at maturity a stated amount of money and interest or credits declared from time to time by AECC, at its discretion. The certificates issued by AECC are not insured by any government agency. AECC's certificates are sold primarily by American Express Financial Advisors Inc. (AEFAI) and American Express Bank Ltd. (AEB), both affiliates of AECC. AEFAI is registered as a broker dealer in all 50 states, the District of Columbia and Puerto Rico. AEFC acts as investment advisor for AECC.

As of December 31, 2003, AECC offered nine different certificate products to the public with specified maturities ranging from ten to twenty years. Within their specified maturity, most certificates have interest rate terms of one to thirty-six months. In addition, three types of certificates have interest tied, in whole or in part, to a broad-based stock market index. Except for two types of certificates, all of the certificates are available as qualified investments for Individual Retirement Accounts, 401(k) plans and other qualified retirement plans.

AECC's net investment income is derived primarily from interest and dividends generated by its investments. AECC's net income is determined by deducting from net investment income provision expenses for certificate reserves, and other expenses, including taxes, fees paid to AEFC for investment advisory and other services, distribution fees paid to AEFAI, and marketing fees paid to AEB, a wholly-owned indirect subsidiary of American Express Company.

Basis of financial statement presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States. AECC uses the equity method of accounting for its wholly-owned unconsolidated subsidiary, Investors Syndicate Development Corporation, as prescribed by the Securities and Exchange Commission (SEC) for non-investment company subsidiaries. Certain reclassifications of prior period amounts have been made to conform to the current presentation.

Accounting estimates are an integral part of the Financial Statements. In part, they are based upon assumptions concerning future events. Among the more significant is investment securities valuation as discussed in detail below. These accounting estimates reflect the best judgment of management and actual results could differ.

American Express Certificate Company -- Notes to Financial Statements
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Fair values of financial instruments

The fair values of financial instruments disclosed in the notes to financial statements are estimates based upon current market conditions and perceived risks, and require varying degrees of management judgment.

Interest income

Interest income is accrued as earned using the effective interest method, which makes an adjustment for security premiums and discounts, so that the related security recognizes a constant rate of return on the outstanding balance throughout its term.

Preferred stock dividend income

AECC recognizes dividend income from cumulative redeemable preferred stocks with fixed maturity amounts on an accrual basis similar to that used for recognizing interest income on debt securities. Dividend income from perpetual preferred stock is recognized on an ex-dividend basis.

Cash and cash equivalents

Cash equivalents are carried at amortized cost, which approximates fair value. AECC has defined cash and cash equivalents as cash in banks and highly liquid investments with original maturities of ninety days or less.

Available-for-Sale investments

Debt securities and marketable equity securities are classified as Available-for-Sale and carried at fair value. Unrealized gains (losses) on securities classified as Available-for-Sale are reflected, net of taxes, in other comprehensive (loss) income as part of Shareholder's Equity.

The basis for determining cost in computing realized gains (losses) on securities is specific identification. Gains (losses) are recognized in the results of operations upon disposition of the securities. In addition, losses are also recognized when management determines that a decline in value is other-than-temporary, which requires judgment regarding the amount and timing of recovery. Indicators of other-than-temporary impairment for debt securities include issuer downgrade, default or bankruptcy. AECC also considers the extent to which cost exceeds fair value, the duration of time of that decline and management's judgment as to the issuer's current and prospective financial condition. The charges are reflected in net realized gain (loss) on investments in the statements of operations.

Fair value is generally based on quoted market prices. However, AECC's investment portfolio also contains structured investments of various asset quality, which are not readily marketable. As a result, the carrying values of these structured investments are based on future cash flow projections that require a significant degree of management judgment as to the amount and timing of cash payments, defaults and recovery rates of the underlying investments and as such, are subject to change.

American Express Certificate Company -- Notes to Financial Statements
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First mortgage loans on real estate and other loans

First mortgage loans on real estate reflect principal amounts outstanding less reserves for losses, which is the basis for determining realized gains (losses). Estimated fair values of mortgage loans on real estate are determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities. Other loans reflect amortized cost less reserve for losses. Fair values of other loans represent estimated fair values when quoted prices are not available.

The reserve for loan losses is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate or the fair value of collateral. Additionally, the level of the reserve account is determined based on several factors, including historical experience and current economic and political conditions. Management regularly evaluates the adequacy of the reserve for loan losses, and believes it is adequate to absorb estimated losses in the portfolio.

AECC generally stops accruing interest on mortgage loans on real estate for which interest payments are delinquent more than three months. Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

Certificate Reserves

Investment certificates may be purchased either with a lump-sum payment or by installment payments. Certificate product owners are entitled to receive, at maturity, a definite sum of money. Payments from certificate owners are credited to investment certificate reserves. Investment certificate reserves accumulate interest at specified percentage rates as declared by AECC. Reserves also are maintained for advance payments made by certificate owners, accrued interest thereon, and for additional credits in excess of minimum guaranteed rates and accrued interest thereon. On certificates allowing for the deduction of a surrender charge, the cash surrender values may be less than accumulated investment certificate reserves prior to maturity dates. Cash surrender values on certificates allowing for no surrender charge are equal to certificate reserves. The payment distribution, reserve accumulation rates, cash surrender values, reserve values and other matters are governed by the 1940 Act.

Deferred distribution fee expense

Distribution fees on sales of certain series of certificate products are deferred and amortized over the estimated lives of the related certificates, which is approximately one year and can be up to 10 years. Upon surrender prior to maturity, unamortized deferred distribution fees are reflected in expenses and any related surrender charges are reflected as a reduction to the provision expense for certificate reserves. Products are designed to recover such costs within the surrender charge period.

American Express Certificate Company -- Notes to Financial Statements
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Federal income taxes

AECC's taxable income (loss) is included in the consolidated federal income tax return of American Express Company. AECC provides for income taxes on a separate return basis, except that, under an agreement between AEFC and American Express Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of AEFC and its subsidiaries that AEFC will reimburse its subsidiaries for any tax benefits recorded.

Recently Issued Accounting Standards

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which addresses consolidation by business enterprises of variable interest entities (VIEs) and was subsequently revised in December 2003. An entity is subject to consolidation according to the provisions of FIN 46, if, by design, either (i) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or, (ii) as a group, the holders of the equity investment at risk lack: (a) direct or indirect ability to make decisions about an entity's activities; (b) the obligation to absorb the expected losses of the entity if they occur; or (c) the right to receive the expected residual returns of the entity if they occur. In general, FIN 46 requires a VIE to be consolidated when an enterprise has a variable interest for which it is deemed to be the primary beneficiary which means that it will absorb a majority of the VIE's expected losses or receive a majority of the VIE's expected residual return.

FIN 46 did not impact the accounting for $27 million in a minority-owned secured loan trust (SLT) or $6 million in a collateralized debt obligation traunche (solely supported by a portfolio of high yield bonds), both of which are managed by third parties, as AECC is not the primary beneficiary. AECC has a 33 percent ownership interest in the SLT, which provides returns to investors primarily based on the performance of an underlying portfolio of high yield loans. The aggregate fair value of the loans related to AECC's pro rata share of this structure approximates $92.5 million. AECC's maximum exposure to loss as a result of its investment in this SLT is represented by the carrying value, which is $27 million at December 31, 2003.

In April 2003, the FASB issued Statement of Financial Accounting Standards Board
(SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 amends and clarifies accounting for derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified and hedging relationships designated after June 30, 2003, and to certain preexisting contracts. SFAS No. 149 did not have a material impact on AECC's financial statements.

In November 2003, the FASB ratified a consensus on the disclosure provisions of Emerging Issues Task Force (EITF) Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments". The disclosure provisions of this rule, which are addressed in Note 3, require tabular presentation of certain information regarding investment securities with gross unrealized losses.

American Express Certificate Company -- Notes to Financial Statements
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2. DEPOSIT OF ASSETS AND MAINTENANCE OF QUALIFIED ASSETS

Under the provisions of its certificates and the 1940 Act, AECC was required to have Qualified Assets (as that term is defined in Section 28(b) of the 1940 Act) in the amount of $4.8 billion and $4.5 billion at December 31, 2003 and 2002, respectively. AECC reported Qualified Assets of $5.1 billion and $4.8 billion at December 31, 2003 and 2002, respectively, excluding net unrealized pretax appreciation on Available-for-Sale securities of $74 million and $135 million at December 31, 2003 and 2002, respectively, and unsettled investment purchases of $9 million and $264 million at December 31, 2003 and 2002, respectively.

Qualified Assets are valued in accordance with such provisions of Minnesota Statutes as are applicable to investments of life insurance companies. These values are the same as financial statement carrying values, except for debt securities classified as Available-for-Sale and all marketable equity securities, which are carried at fair value in the financial statements but are valued at amortized cost for qualified asset and deposit maintenance purposes.

Pursuant to provisions of the certificates, the 1940 Act, the central depository agreement and requirements of various states, qualified assets (accounted for on a trade date basis) of AECC were deposited as follows:

                                                            December 31, 2003
                                              -----------------------------------------
                                                              Required
(Thousands)                                     Deposits      Deposits         Excess
---------------------------------------------------------------------------------------
Deposits to meet certificate liability
  requirements:
Pennsylvania (at market value)                 $      162    $      100       $     62
Texas, Illinois, New Jersey (at par value)     $      215    $      185       $     30
Central Depository (at amortized cost)         $5,004,553    $4,742,572       $261,981
---------------------------------------------------------------------------------------

                                                            December 31, 2002
                                              -----------------------------------------
                                                              Required
(Thousands)                                     Deposits      Deposits         Excess
---------------------------------------------------------------------------------------
Deposits to meet certificate liability
  requirements:
Pennsylvania (at market value)                 $      166    $      100       $     66
Texas, Illinois, New Jersey (at par value)     $      215    $      185       $     30
Central Depository (at amortized cost)         $5,020,340    $4,472,886       $547,454
---------------------------------------------------------------------------------------

The assets on deposit with the central depository at December 31, 2003 and 2002 consisted of securities and other loans having a deposit value of $4.6 billion at both balance sheet dates, mortgage loans on real estate of $331 million and $339 million, respectively, and other investments of $74 million and $73 million, respectively. Additionally, these assets on deposit include unsettled purchases of investments in the amount of $9 million and $264 million at December 31, 2003 and 2002, respectively.

American Express Trust Company is the central depository for AECC. See Note 7.

American Express Certificate Company -- Notes to Financial Statements
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3. INVESTMENTS IN UNAFFILIATED ISSUERS

Fair values of investments in securities represent market prices or estimated fair values when quoted prices are not available. Estimated fair values are determined by using established procedures involving, among other things, review of market indexes, price levels of current offerings and comparable issues, price estimates, estimated future cash flows, and market data from independent brokers.

Investments classified as Available-for-Sale securities at December 31 are distributed by type as presented below:

                                                                         2003
                                              ---------------------------------------------------------
                                                                  Gross         Gross
                                                Amortized      Unrealized    Unrealized       Fair
(Thousands)                                       Cost            Gains        Losses         Value
-------------------------------------------------------------------------------------------------------
Mortgage and asset-backed securities          $2,605,686        $35,954       $(10,975)    $2,630,665
Corporate debt securities                      1,710,353         53,497         (7,762)     1,756,088
Stated maturity preferred stock                   44,340          1,178            (34)        45,484
Structured Investments                            32,592          1,788             --         34,380
Perpetual preferred stock                         17,782            270             --         18,052
U.S. Government & agency obligations              15,355            350             --         15,705
State and municipal obligations                    9,539              6           (214)         9,331
Common Stock                                          --             21             --             21
-------------------------------------------------------------------------------------------------------
Total                                         $4,435,647        $93,064       $(18,985)    $4,509,726
-------------------------------------------------------------------------------------------------------

                                                                         2002
                                              ---------------------------------------------------------
                                                                  Gross         Gross
                                                Amortized      Unrealized    Unrealized       Fair
(Thousands)                                       Cost            Gains        Losses         Value
-------------------------------------------------------------------------------------------------------
Mortgage and asset-backed securities          $2,938,348       $ 94,528      $  (1,728)    $3,031,148
Corporate debt securities                      1,172,446         53,394        (15,540)     1,210,300
Stated maturity preferred stock                   82,554          1,876           (383)        84,047
Structured Investments                            33,470          2,175             --         35,645
Perpetual preferred stock                         17,782            266             --         18,048
State and municipal obligations                    9,424            385             --          9,809
U.S. Government & agency obligations                 362             37             --            399
-------------------------------------------------------------------------------------------------------
Total                                         $4,254,386       $152,661       $(17,651)    $4,389,396
-------------------------------------------------------------------------------------------------------

American Express Certificate Company -- Notes to Financial Statements
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The following table provides information about Available-for-Sale securities with gross unrealized losses and the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2003:

(Thousands)                             Less than 12 months     12 months or more            Total
------------------------------------------------------------------------------------------------------------
Description of                          Fair      Unrealized   Fair    Unrealized     Fair        Unrealized
Securities                              Value       Losses     Value     Losses       Value         Losses
------------------------------------------------------------------------------------------------------------
Corporate debt securities            $  444,318   $ (7,147)   $15,789  $  (615)    $  460,107     $ (7,762)
Mortgage and other
  asset-backed securities             1,006,572     (9,513)    13,742   (1,462)     1,020,314      (10,975)
State and municipal obligations           8,790       (214)        --       --          8,790         (214)
Other                                        --         --        454      (34)           454          (34)
------------------------------------------------------------------------------------------------------------
Total                                $1,459,680   $(16,874)   $29,985  $(2,111)    $1,489,665     $(18,985)
------------------------------------------------------------------------------------------------------------

Approximately 114 investment positions were in an unrealized loss position as of December 31, 2003. The gross unrealized losses on these securities are attributable to a number of factors including changes in interest rates and credit spreads, and specific credit events associated with individual issuers. As part of its ongoing monitoring process, management has concluded that none of these securities are other-than-temporarily impaired at December 31, 2003. AECC has the ability and intent to hold these securities for a time sufficient to recover its amortized cost. See the Available-for-Sale Investments section of
Note 1 for information regarding AECC's policy for determining when an investment's decline in value is other-than-temporary.

The amortized cost and fair value of Available-for-Sale securities, by contractual maturity at December 31, 2003 are shown below. Cash flows may differ from contractual maturities because issuers may call or prepay obligations.

                                                  Amortized       Fair
(Thousands)                                         Cost          Value
---------------------------------------------------------------------------
Due within one year                              $  136,654    $  138,877
Due from one to five years                        1,302,466     1,343,323
Due from five to ten years                          370,043       374,833
Due in more than ten years                            3,016         3,955
---------------------------------------------------------------------------
                                                 $1,812,179    $1,860,988
Mortgage and asset-backed securities              2,605,686     2,630,665
Perpetual preferred stock                            17,782        18,052
Common Stock                                             --            21
---------------------------------------------------------------------------
Total                                            $4,435,647    $4,509,726
---------------------------------------------------------------------------

Mortgage and other asset-backed securities primarily reflect GNMA, FNMA, and FHLMC securities at December 31, 2003 and 2002.

American Express Certificate Company -- Notes to Financial Statements
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Gross realized gains on sales of securities classified as Available-for-Sale, using the specific identification method, were $47.1 million, $23.4 million and $20.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. Gross realized losses on sales were ($2.8 million), ($15.7 million) and ($83.9 million) for the same periods. AECC also recognized losses of ($36 million), ($15.8 million) and ($27.9 million) in other-than-temporary impairments on Available-for-Sale securities for the years ended December 31, 2003, 2002 and 2001, respectively.

AECC's net losses in 2001 were primarily composed of a ($36.9 million) loss to recognize the impact of higher default assumptions used to determine impairment on rated structured investments and a ($57.1 million) loss on high-yield securities. The write-downs of these investments were associated with AECC's decision to reduce the company's holdings of high-yield investments and rebalance the fixed maturity investment portfolio towards higher quality, less volatile holdings.

Investments in securities with fixed maturities comprised 90 percent and 85 percent of AECC's total investments at December 31, 2003 and 2002, respectively. Securities are rated by Moody's and Standard & Poors (S&P), or by AEFC's internal analysts, using criteria similar to Moody's and S&P, when a public rating does not exist. Ratings are presented using S&P's convention and if the two agency's ratings differ, the lower rating is used. A summary of investments in securities with fixed maturities, at amortized cost, by rating of investment is as follows:

Rating                                                       2003          2002
--------------------------------------------------------------------------------
AAA                                                           60%           69%
AA                                                             2             1
A                                                             16            11
BBB                                                           18            16
Below investment grade                                         4             3
--------------------------------------------------------------------------------
Total                                                        100%          100%
--------------------------------------------------------------------------------

Of the securities rated AAA, 94 percent at December 31, 2003 and 2002, are U.S. Government Agency mortgage-backed securities that are rated by a public rating agency. At December 31, 2003 and 2002, approximately 6 percent and 9 percent, respectively, of securities with fixed maturities, other than U.S. Government Agency mortgage-backed securities, are rated by AEFC's internal analysts.

At December 31, 2003 and 2002 no one issuer, other than U.S. Government Agency mortgage-backed securities, is greater than 1 percent of AECC's total investment in securities with fixed maturities.

AECC reserves freedom of action with respect to its acquisition of restricted securities that offer advantageous and desirable investment opportunities. In a private negotiation, AECC may purchase for its portfolio all or part of an issue of restricted securities. Since AECC would intend to purchase such securities for investment and not for distribution, it would not be "acting as a distributor" if such securities are resold by AECC at a later date. AECC's board of directors, using the aforementioned procedures and factors, determine fair values of such restricted securities.

American Express Certificate Company -- Notes to Financial Statements
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In the event AECC were to be deemed to be a distributor of the restricted securities, it is possible that AECC would be required to bear the costs of registering those securities under the Securities Act of 1933, although in most cases such costs would be incurred by the issuer of the restricted securities.

4. INVESTMENTS IN FIRST MORTGAGE LOANS ON REAL ESTATE AND OTHER LOANS

The carrying amounts and fair values of first mortgage loans on real estate and other loans at December 31 are below

                                                          2003                         2002
                                               ------------------------------------------------------
                                                 Carrying         Fair        Carrying       Fair
(Thousands)                                       Amount          Value        Amount        Value
-----------------------------------------------------------------------------------------------------
First mortgage loans on real estate             $337,489       $355,442      $342,147      $366,198
Other loans                                      141,356        138,356       114,319       113,319
Reserve for losses                                (9,536)            --        (4,223)           --
-----------------------------------------------------------------------------------------------------
Net first mortgage and other loans              $469,309       $493,798      $452,243      $479,517
-----------------------------------------------------------------------------------------------------

During the year ended December 31, 2003, AECC held investments in impaired mortgage or other loans totaling $9.9 million. AECC recognized $0.4 million of interest income related to such investments for the year ended December 31, 2003. AECC did not hold any investments in impaired mortgage loans or other loans during 2002 and 2001.

The reserve for loss on mortgage loans and other loans increased to $9.5 million on December 31, 2003, from $4.2 million at December 31, 2002 and $1.9 million at December 31, 2001.

At December 31, 2003 and 2002, approximately 7 percent, of AECC's invested assets were first mortgage loans on real estate. A summary of first mortgage loans on real estate by region and property type at December 31, is as follows:

Region of the United States of America                      2003          2002
--------------------------------------------------------------------------------
South Atlantic                                               18%           18%
West North Central                                           15            15
East North Central                                           12            13
Mountain                                                     10            13
West South Central                                           17            17
Pacific                                                      16            12
New England                                                   7             6
Middle Atlantic                                               5             6
--------------------------------------------------------------------------------
Total                                                       100%          100%
--------------------------------------------------------------------------------

Property Type                                               2003          2002
--------------------------------------------------------------------------------
Office buildings                                             42%           41%
Retail/shopping centers                                      23            20
Apartments                                                   10            14
Industrial buildings                                         14            15
Other                                                        11            10
--------------------------------------------------------------------------------
Total                                                       100%          100%
--------------------------------------------------------------------------------

American Express Certificate Company -- Notes to Financial Statements
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At December 31, 2003 and 2002, commitments for funding of first mortgage loans on real estate, at market interest rates, aggregated $9.8 million and $13.4 million, respectively. AECC holds the mortgage document, which gives it the right to take possession of the property if the borrower fails to perform according to the terms of the agreements. AECC employs policies and procedures to ensure the creditworthiness of the borrowers and that funds will be available on the funding date. AECC's first mortgage loans on real estate is restricted to 80 percent or less of the market value of the real estate at the time of the loan funding. Fair values for these commitments were not substantial at December 31, 2003 and 2002.

5. CERTIFICATE RESERVES

Reserves maintained on outstanding certificates have been computed in accordance with the provisions of the certificates and Section 28 of the 1940 Act. The average rates of accumulation on certificate reserves at December 31 were as follows:

                                                                  2003
                                                -----------------------------------------
                                                              Average Gross    Average
                                                  Reserve     Accumulation   Additional
(Dollars in Thousands)                            Balance         Rates     Credit Rates
-----------------------------------------------------------------------------------------
Installment certificates:
Reserves to mature:
  With guaranteed rates                        $   11,153         4.00%         .50%
  Without guaranteed rates (a)                    134,899           --          .80%
Additional credits and accrued interest             3,514         3.22%          --
Advance payments and accrued interest (b)             499         3.35%          --
Other                                                  32           --          .32%
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                            90,149         3.21%         .01%
  Without guaranteed rates (a) and (c)          4,483,365           --          .53%
Additional credits and accrued interest            64,114         3.05%          --
Due to unlocated certificate holders                   92
-----------------------------------------------------------------------------------------
Total                                          $4,787,817
-----------------------------------------------------------------------------------------

American Express Certificate Company -- Notes to Financial Statements
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                                                                  2002
                                                -----------------------------------------
                                                              Average Gross    Average
                                                  Reserve     Accumulation   Additional
(Dollars in Thousands)                            Balance         Rates     Credit Rates
-----------------------------------------------------------------------------------------
Installment certificates:
Reserves to mature:
  With guaranteed rates                        $   12,663         3.50%         .50%
  Without guaranteed rates (a)                    156,294           --         1.04%
Additional credits and accrued interest             3,988         3.20%          --
Advance payments and accrued interest (b)             564         3.30%          --
Other                                                  34           --          .18%
Fully paid certificates:
Reserves to mature:
  With guaranteed rates                            95,941         3.20%         .01%
  Without guaranteed rates (a) and (c)          4,181,407           --          .73%
Additional credits and accrued interest            42,311         3.08%          --
Due to unlocated certificate holders                  170           --           --
-----------------------------------------------------------------------------------------
Total                                          $4,493,372
-----------------------------------------------------------------------------------------

(a) There is no minimum rate of accrual on these reserves. Interest is declared periodically, quarterly, or annually in accordance with the terms of the separate series of certificates.

(b) Certain series of installment certificates guarantee accrual of interest on advance payments at an average of 3.26 percent. AECC's rate of accrual is currently set at 4 percent, which is in effect through April 30, 2004.

(c) American Express Stock Market Certificate, American Express Market Strategy Certificate and American Express Equity Indexed Savings Certificates enable the certificate owner to participate in any relative rise in a major stock market index without risking loss of principal. Generally the certificates have a term of 52 weeks and may continue for up to 20 successive terms. The reserve balance on these certificates at December 31, 2003 and 2002 was $1.3 million and $1 million, respectively.

Certificate maturities and surrenders through loan reductions during the years ended December 31, 2003 and 2002 were $2.4 million and $3.1 million, respectively.

On certain series of single payment certificates, additional interest is pre-declared for periods greater than one year. The retained earnings appropriated for the pre-declared additional interest at December 31, 2003 and 2002 was $184 thousand and $811 thousand, respectively, which reflects the difference between certificate reserves on these series, calculated on a statutory basis, and the reserves maintained per books.

Fair values of certificate reserves with interest rate terms of one year or less approximated the carrying values less any applicable surrender charges. Fair values for other certificate reserves are determined by discounted cash flow analyses using interest rates currently offered for certificates with similar remaining terms, less any applicable surrender charges.

American Express Certificate Company -- Notes to Financial Statements
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The carrying amounts and fair values of certificate reserves at December 31, consisted of the following:

                                                          2003                        2002
                                              ------------------------------------------------------
                                                 Carrying         Fair        Carrying       Fair
(Thousands)                                       Amount          Value        Amount        Value
----------------------------------------------------------------------------------------------------
Reserves with terms of one year or less       $4,322,321     $4,320,182    $4,007,664    $4,005,622
Other                                            465,496        471,427       485,708       497,689
----------------------------------------------------------------------------------------------------
Total certificate reserves                    $4,787,817     $4,791,609    $4,493,372    $4,503,311
Unapplied certificate transactions                 3,499          3,499           801           801
Certificate loans and accrued interest           (15,798)       (15,798)      (18,824)      (18,824)
----------------------------------------------------------------------------------------------------
Total                                         $4,775,518     $4,779,310    $4,475,349    $4,485,288
----------------------------------------------------------------------------------------------------

6. DIVIDEND RESTRICTION

Certain series of installment certificates outstanding provide that cash dividends may be paid by AECC only in calendar years for which additional credits of at least one-half of one percent on such series of certificates have been authorized by AECC. This restriction has been removed for 2003 and 2004 by AECC's declaration of additional credits in excess of this requirement.

7. RELATED PARTY TRANSACTIONS

Investment advisory, joint facilities, technology support, and treasury services

The investment advisory and services agreement with AEFC provides for a graduated scale of fees equal on an annual basis to 0.750 percent on the first $250 million of total book value of assets of AECC, 0.650 percent on the next $250 million, 0.550 percent on the next $250 million, 0.500 percent on the next $250 million and 0.107 percent on the amount in excess of $1 billion. The fee is payable monthly in an amount equal to one-twelfth of each of the percentages set forth above. Excluded from assets for purposes of this computation are first mortgage and other loans, real estate and any other asset on which AECC pays an outside advisory or service fee. The fee paid to AEFC for managing and servicing bank loans is 0.35 percent.

Distribution services

Fees payable to AEFAI on sales of AECC's certificates are based upon terms of agreements giving AEFAI the right to distribute the certificates covered under the agreements. The agreements provide for payment of fees over a period of time.

From time to time, AECC may sponsor or participate in sales promotions involving one or more of the certificates and their respective terms. These promotions may offer a special interest rate to attract new clients or retain existing clients. To cover the cost of these promotions, distribution fees paid to AEFAI may be lowered. There were no changes to the distribution fees for the promotion of the American Express Flexible Savings Certificate, which occurred March 26, 2003 to May 13, 2003.

American Express Certificate Company -- Notes to Financial Statements
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The aggregate fees payable under the agreements is $25 per $1,000 face amount of installment certificates sold on or after April 30, 1997. The aggregate fees payable for the first year is $2.50 and the remaining $22.50 aggregate fees is payable over nine subsequent years.

Fees on the American Express Investors Certificate are paid at an annualized rate of 1 percent of the reserves maintained for the certificates. Fees are paid at the end of each term on certificates with a one-, two- or three-month term. Fees are paid each quarter from date of issuance on certificates with a six, twelve, twenty-four or thirty-six month term.

Fees on the American Express Preferred Investors Certificate are paid at a rate of 0.165 percent of the initial payment on issue date of the certificate and
0.165 percent of the certificate's reserve at the beginning of the second and subsequent quarters from issue date.

Effective April 26, 2000, fees on the American Express Flexible Savings Certificate are paid at a rate of 0.08 percent of the purchase price at the time of issuance and 0.08 percent of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date. For certificates sold from April 30, 1997 to April 25, 2000, fees were paid at the rate of 0.20 percent of the purchase price at time of issuance and 0.20 percent of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Effective April 25, 2001 fees on the American Express Cash Reserve Certificate are paid at a rate of 0.0625 percent of the purchase price at the time of issuance and 0.0625 percent of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date. For certificates sold from April 30, 1997 to April 24, 2001, fees on the American Express Cash Reserve Certificate are paid at a rate of 0.20 percent of the purchase price at the time of issuance and 0.20 percent of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Effective April 28, 1999, fees on the American Express Stock Market, sold through AEFAI, and American Express Market Strategy Certificates are paid at a rate of 0.90 percent. For certificates sold from April 30, 1997 to April 27, 1999, fees were paid at the rate of 0.70 percent. Fees are paid on the purchase price on the first day of the certificate's term and on the reserves maintained for these certificates at the beginning of each subsequent term.

Effective April 26, 2000, fees on the American Express Stock Market Certificates, sold through American Express Bank International, are paid at a rate of 0.90 percent. For certificates sold from April 28, 1999 to April 25, 2000, fees were paid at the rate of 1.00 percent. For certificates sold from April 30, 1997 to April 27, 1999, fees were paid at a rate of 1.25 percent. Fees are paid on the purchase price on the first day of the certificate's term and on the reserves maintained for these certificates at the beginning of each subsequent term.

Fees on the American Express Equity Indexed Savings Certificates are paid at a rate of 1.00 percent of the initial investment on the first day of each certificate's term and 1.00 percent of the certificate's reserve at the beginning of each subsequent term.

American Express Certificate Company -- Notes to Financial Statements
--------------------------------------------------------------------------------

Depository fees

The basis for computing fees paid or payable to American Express Trust Company for depository services is as follows:

Depository fees paid or payable to American Express Trust Company (an affiliate) is:

Maintenance charge per account           5 cents per $1,000 of assets on deposit

Maintenance charge for assets held       50 cents per 1,000 of assets on deposit

Transaction charge                       $20 per transaction

Security loan activity:

   Depositary Trust Company
     receive/deliver                     $20 per transaction

   Physical receive/deliver              $25 per transaction

   Exchange collateral                   $15 per transaction
--------------------------------------------------------------------------------

A transaction consists of the receipt or withdrawal of securities and commercial paper and/or a change in the security position. The charges are payable quarterly except for maintenance, which is an annual fee.

Distribution fees

The basis for computing fees paid or payable to American Express Bank Ltd. (an affiliate) for the distribution of the American Express Special Deposits on an annualized basis is 1.25 percent of the reserves maintained for the certificates on an amount from $100,000 to $249,999, 0.80 percent on an amount from $250,000 to $499,999, 0.65 percent on an amount from $500,000 to $999,999 and 0.50 percent on an amount $1,000,000 or more. Fees are paid at the end of each term on certificates with a one-, two- or three-month term. Fees are paid at the end of each quarter from date of issuance on certificates with six, twelve, twenty-four, or thirty-six month terms.

Transfer agent fees

The basis of computing transfer agent fees paid or payable to American Express Client Service Corporation (AECSC) (an affiliate) is under a Transfer Agency Agreement effective January 1, 1998. AECSC maintains certificate owner accounts and records. AECC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service. Prior to January 1, 1998, AEFC provided this service to AECC under the investment advisory and services agreement.

Dividends

In 2001, AECC effectively paid a $167 million dividend to AEFC by transferring at book value certain CDOs. In part, the dividend was paid to allow AEFC to transfer the CDOs and related accrued interest into a securitization trust.

American Express Certificate Company -- Notes to Financial Statements
--------------------------------------------------------------------------------

8. INCOME TAXES

Income tax (expense) benefit as shown in the Statements of Operations for the three years ended December 31 consists of:

(Thousands)                                                      2003          2002         2001
----------------------------------------------------------------------------------------------------
Federal:
  Current                                                      $(44,777)     $(24,367)     $26,007
  Deferred                                                       17,804         3,288        9,792
----------------------------------------------------------------------------------------------------
                                                                (26,973)      (21,079)      35,799
State                                                            (1,354)         (156)        (120)
----------------------------------------------------------------------------------------------------
Total income tax (expense) benefit                             $(28,327)     $(21,235)     $35,679
----------------------------------------------------------------------------------------------------

Income tax (expense) benefit differs from that computed by using the federal statutory rate of 35%. The principal causes of the difference in each year are shown below:

(Thousands)                                                      2003          2002         2001
----------------------------------------------------------------------------------------------------
Federal tax (expense) benefit at federal statutory rate        $(28,449)     $(23,581)     $30,752
Dividend exclusion                                                  998         2,462        4,971
Other, net                                                          478            40           76
----------------------------------------------------------------------------------------------------
Federal tax (expense) benefit                                  $(26,973)     $(21,079)     $35,799
----------------------------------------------------------------------------------------------------

Deferred income taxes result from the net tax effects of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. Principal components of AECC's deferred tax assets and deferred tax liabilities as of December 31, were:

(Thousands)                                                 2003          2002
--------------------------------------------------------------------------------
Deferred tax assets
Certificate reserves                                      $18,454      $  1,793
Investments                                                34,425        14,649
Purchased/written call options                                 --           689
Other, net                                                    140           245
--------------------------------------------------------------------------------
Total deferred tax assets                                 $53,019      $ 17,376
--------------------------------------------------------------------------------
Deferred tax liabilities
Investment unrealized gains, net                          $23,814      $ 44,720
Deferred distribution fees                                  2,259         2,091
Purchased/written call options                             17,501            --
Other, net                                                    124           121
--------------------------------------------------------------------------------
Total deferred tax liabilities                             43,698        46,932
--------------------------------------------------------------------------------
Net deferred tax assets (liabilities)                     $ 9,321      $(29,556)
--------------------------------------------------------------------------------

AECC is required to establish a valuation allowance for any portion of the deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that AECC will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.

Net income taxes paid during the years ended December 31, 2003 and 2002 were $71.6 million and $22.2 million, respectively.

American Express Certificate Company -- Notes to Financial Statements
--------------------------------------------------------------------------------

9. DERIVATIVE FINANCIAL INSTRUMENTS

AECC maintains an overall risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate and equity market volatility. AECC enters into interest rate swaps to manage interest rate sensitivity and enters into options and futures contracts to mitigate the negative effect on earnings that would result from an increase in the equity markets.

AECC is exposed to risk associated with fluctuating interest payments on certain certificate products tied to the London Interbank Offering Rate (LIBOR) as the certificate products reset at shorter intervals than the average maturity of the investment portfolio. AECC's goal is to manage interest rate sensitivity by modifying the length of the interest crediting rate reset interval on certificate products so that movements in interest rates do not adversely affect the interest credited to such certificate products. As a result of interest rate fluctuations, the amount of interest paid on hedged liabilities will positively or negatively impact reported earnings. Income or loss on the derivative instruments that are linked to the hedged liabilities will generally offset the effect of this impact. AECC views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

AECC uses interest rate swap contracts to hedge the risk of interest rate fluctuations on a portion of the certificate products. Interest rate swaps generally involve the exchange of fixed and variable rate interest rate payments between two parties, based on a common notional principal amount and maturity date. AECC is required to pay counterparties to the contracts a stream of fixed interest payments, and in turn, receives a stream of LIBOR-based variable interest payments.

The interest rate swaps qualify for and are designated as cash flow hedges. The effective portions of changes in the fair value of the derivatives are recorded in other comprehensive income. Amounts are reclassified from other comprehensive income to investment income as interest is credited to certificate reserves. The fair value of the interest rate swaps are included in accounts payable and accrued liabilities on the balance sheet.

For the years ended December 31, 2003 and 2002, AECC recognized no losses on the derivatives as a result of ineffectiveness. AECC reclassified into earnings pretax losses of ($5.3 million) and ($9.8 million) during 2003 and 2002, respectively. An estimated ($6 million) of the unrealized losses accumulated in other comprehensive income related to derivatives designated as cash flow hedges will be reclassified into earnings by December 31, 2004. This effect will occur at the same time as AECC realizes the benefits of lower market rates of interest on its certificates. The longest period of time over which AECC is hedging exposure to the variability in future cash flows is 14 months.

American Express Certificate Company -- Notes to Financial Statements
--------------------------------------------------------------------------------

Effective January 1, 2001, AECC adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133), which establishes the accounting and reporting standards for derivative instruments and hedging activities. The adoption of SFAS No. 133 on January 1, 2001, resulted in a cumulative after-tax reduction of $0.4 million and $2.2 million to net income and other comprehensive income, respectively.

AECC offers American Express Stock Market Certificates ("SMC") that offer a return based upon the relative change in a major stock market index between the beginning and end of the SMC's term. The SMC product contains an embedded derivative, essentially the equity based return of the certificate that must be separated from the host contract and accounted for as a derivative instrument per SFAS No. 133. As a result of fluctuations in equity markets, and the corresponding changes in value of the embedded derivative, the amount of expenses incurred by AECC related to SMC will positively or negatively impact reported earnings. As a means of hedging its obligations under the provisions for these certificates, AECC purchases and writes call options on the major market index. AECC views this strategy as a prudent management of equity market sensitivity, such that earnings are not exposed to undue risk presented by changes in equity market levels.

On the same series of certificates, AECC also purchases futures on the major market index to economically hedge its obligations. The futures are marked-to-market daily and exchange traded, exposing AECC to no counterparty risk.

The options and futures contracts do not receive special hedge accounting under SFAS No. 133. As such, any changes in the fair value of the contracts are taken through earnings. The fair values of the purchased and written call options are included in other qualified assets and accounts payable and accrued liabilities, respectively, on the balance sheet. The fair value of the embedded derivatives is reflected in certificate reserves. Gains (losses) on options and futures are reflected in investment income on the statements of operations. Changes in fair values of embedded derivative instruments are reflected in provision expense for certificate product reserves.

By using derivative instruments, AECC is exposed to credit and market risk. Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. AECC monitors credit risk related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, reviewing credit ratings and requiring collateral where appropriate.

Market risk is the possibility that the value of the derivative financial instrument will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or a major market index. AECC manages the market risk associated with interest rate contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. AECC primarily uses derivatives to manage risk and, therefore, cash flow and income effects of such derivatives generally offset effects of the underlying certificate product reserves.

American Express Certificate Company -- Notes to Financial Statements
--------------------------------------------------------------------------------

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

AECC discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. The fair value of the financial instruments presented may not be indicative of their future fair values. The estimated fair value of certain financial instruments such as Cash and cash equivalents, Receivables for Dividends and interest, and Investment securities sold, Accounts Payable Due to AEFC and other affiliates, Payable for investment securities purchased and Other accounts payable and accrued expenses approximate the carrying amounts disclosed in the Balance Sheets.

A summary of fair values of financial instruments as of December 31, is as follows:

                                                            2003                            2002
                                                -----------------------------------------------------------
                                                  Carrying          Fair           Carrying        Fair
(Thousands)                                        Value            Value            Value         Value
-----------------------------------------------------------------------------------------------------------
Financial assets:
  Assets for which carrying values
    approximate fair values                      $  101,105     $  101,105      $  298,870      $  298,870
  Investment securities (Note 3)                 $4,509,726     $4,509,726      $4,389,396      $4,389,396
  First mortgage loans on real estate and
    Other loans (Note 4)                         $  469,309     $  493,798      $  452,243      $  479,517
  Derivative financial instruments (Note 9)      $  153,162     $  153,162      $   34,403      $   34,403
Financial liabilities:
  Liabilities for which carrying values
    approximate fair values                      $   24,444     $   24,444      $  315,961      $  315,961
  Net certificate reserves (Note 5)              $4,775,518     $4,779,310      $4,475,349      $4,485,288
  Derivative financial instruments (Note 9)      $  116,680     $  116,680      $   29,579      $   29,579
-----------------------------------------------------------------------------------------------------------

Quick telephone reference*

(800) 862-7919             American Express Easy Access Line
                           Account value, cash transaction information, current rate information (automated response for Touchtone(R) phones only)

(800) 862-7919             American Express Client Service Corporation (AECSC)
                           Withdrawals, transfers, inquiries

(800) 846-4852             TTY Service
                           For the hearing impaired

* You may experience delays when call volumes are high.

--------------------------------------------------------------------------------
(logo)
AMERICAN
 EXPRESS
(R)
--------------------------------------------------------------------------------

American Express Certificate Company
70100 AXP Financial Center
Minneapolis, MN 55474
Web site address:
http://www.americanexpress.com

Distributed by
American Express
Financial Advisors Inc.

Investment Company Act File #811-00002
                                                                 S-6000 V (4/04)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number

Item 13. Other Expenses of Issuance and Distribution.

                  The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

                  The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

                  The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15. Recent Sales of Unregistered Securities.

(a)               Securities Sold

2001          American Express Special Deposits                  11,585,244.00
2002          American Express Special Deposits                   9,792,888.00
2003          American Express Special Deposits                  13,341,309.00

(b)               Underwriters and other purchasers

American  Express  Special  Deposits are marketed by American  Express Bank Ltd.
(AEB), an affiliate of American Express Certificate Company, to private banking clients of AEB in the United Kingdom and Hong Kong.

(c)               Consideration

All American Express Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $549,636.58 in 2001, $446,326.20 in 2002 and $263,897.87 in
2003.

(d)               Exemption from registration claimed

American Express Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom and Hong Kong to persons who are not U.S. persons, as defined in Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a)      Exhibits

         1. (a) Distribution Agreement dated November 18, 1988, between Registrant and IDS Financial Services Inc., filed electronically as Exhibit 1(a) to the Registration Statement No. 33-26844, for the American Express International Investment Certificate (now called, the IDS Investors Certificate) is incorporated herein by reference.

         2.       Not Applicable.

         3. (a) Certificate of Incorporation, dated December 31, 1977, filed electronically as Exhibit 3(a) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (b) Certificate of Amendment, dated April 2, 1984 filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (c) Certificate of Amendment, dated September 12, 1995, filed electronically as Exhibit 3(c) to Post-Effective Amendment No. 44 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (d) Certificate of Amendment, dated April 30, 1999, filed electronically as Exhibit 3(a) to Registrant's March 31, 1999 Quarterly Report on Form 10-Q is incorporated herein by reference.

            (e) Certificate of Amendment, dated January 28, 2000, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 47 to Registration Statement No. 2-55252 is incorporated herein by reference.

            (f) Current By-Laws, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 19 to Registration Statement No. 33-26844, are incorporated herein by reference.

 4.               Not Applicable.

 5. An opinion and consent of counsel as to the legality of the securities being registered, filed electronically as Exhibit 16(a)5 to Post-Effective Amendment No. 24 to Registration Statement No. 2-95577 is incorporated by reference.

6. through 9. --  None.

10.         (a)   Investment Advisory and Services Agreement between Registrant and American Express Financial Corporation dated March 6,
                  2002, filed electronically as Exhibit 10(a) to Post-Effective
                  Amendment No. 51 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (b) Depositary and Custodial Agreement dated September 30, 1985 between IDS Certificate Company and IDS Trust Company, filed electronically as Exhibit 10(b) to Registrant's Post-Effective Amendment No. 3 to Registration Statement No. 2-89507, is incorporated herein by reference.

            (c) Foreign Deposit Agreement dated November 21, 1990, between IDS Certificate Company and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

            (d) Selling Agent Agreement dated June 1, 1990, between American Express Bank International and IDS Financial Services Inc. for the American Express Investors and American Express Stock Market Certificates, filed electronically as Exhibit 1(c) to the Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

            (e) Second amendment to Selling Agent Agreement between American Express Financial Advisors Inc. and American Express Bank International dated as of May 2, 1995, filed electronically as Exhibit (1) to Registrant's June 30, 1995, Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (f) Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

            (g) Amendment to the Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

            (h) Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and Coutts & Co. (USA) International, filed electronically as Exhibit 1(e) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

            (i)   Consulting  Agreement  dated December 12, 1994,  between IDS
                  Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 16(f) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577 is incorporated herein by reference.

            (j) Letter amendment dated January 9, 1997 to the Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd. filed electronically as Exhibit 10(j) to Post-Effective Amendment No. 40 to Registration Statement No. 2-55252, is incorporated herein by reference.

            (k) Letter amendment dated April 7, 1997 to the Selling Agent Agreement dated June 1, 1990 between American Express Financial Advisors Inc. and American Express Bank International, filed electronically as Exhibit 10 (j) to Post-Effective Amendment No. 14 to Registration Statement 33-26844, is incorporated herein by reference.

            (l) Letter Agreement dated July 28, 1999 amending the Selling Agent Agreement dated June 1, 1990, or a schedule thereto, as amended, between American Express Financial Advisors Inc. (formerly IDS Financial Services Inc.) and American Express Bank International, filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (m) Letter Agreement dated July 28, 1999, amending the Marketing Agreement dated October 10, 1991, or a schedule thereto, as amended, between IDS Certificate Company and American Express Bank Ltd., filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

            (n) Selling Agent Agreement, dated March 10, 1999 between American Express Financial Advisors Inc. and Securities
                  America, Inc., filed electronically as Exhibit 10 (l) to Post-Effective Amendment No. 18 to Registration Statement 33-26844, is incorporated herein by reference.

            (o) Letter Agreement, dated April 10, 2000, amending the Selling Agent Agreement, dated March 10, 1999, between American Express Financial Advisors Inc. and Securities America, Inc., filed electronically as Exhibit 10(o) to Post-Effective Amendment No. 20 to Registration Statement 33-26844, is incorporated herein by reference.

            (p) Form of Selling Dealer Agreement of American Express Financial Advisors Inc., filed electronically as Exhibit 10(o) to Pre-Effective Amendment No. 2 to Registration Statement No. 333-34982, is incorporated herein by reference.

          (q)(1)  Code of  Ethics  under  rule  17j-1  for  Registrant,  filed electronically as Exhibit 10(p)(1) to Pre-Effective Amendment No. 1 to Registration Statement No. 333-34982, is incorporated herein by reference.

          (q)(2) Code of Ethics under rule 17j-1 for Registrant's investment advisor and principal underwriters, filed electronically as
                  Exhibit 10(q)(2) to Post-Effective Amendment No. 31 to Registration Statement No. 2-95577, is incorporated herein by reference.

         (r) Letter of Representations, dated August 22, 2000, between Registrant and The Depository Trust Company, filed electronically as Exhibit 10(r) to Post-Effective Amendment No. 49 to Registration Statement No. 2-55252, is incorporated herein by reference.

11. through 22. -- None.

23. Consent of Independent Auditors' Report is filed electronically herewith.

24.         (a)   Officers'  Power of Attorney  dated March 3, 2004, filed
                  electronically as Exhibit 24(a) to Post-Effective Amendment
                  No. 31 to Registration Statement No. 2-95577 is incorporated herein by reference.

            (b) Directors' Power of Attorney dated March 3, 2004, filed electronically as Exhibit 24(b) to Post-Effective Amendment No. 31 to Registration Statement No. 2-95577 is incorporated herein by reference.

25. through 27. -- None.

(b) The financial statement schedules for American Express Certificate Company, filed electronically as Exhibit 16(b) in Post-Effective Amendment No. 31 to Registration Statement No. 2-95577 for American Express Flexible Savings Certificate, are incorporated by reference.

Item 17. Undertakings.

             Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc. (formerly, IDS Financial Services Inc.), as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of American Express Financial Advisors Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to
             Indemnification of Officers and Directors as permitted by applicable law.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 27, 2004.

AMERICAN EXPRESS CERTIFICATE COMPANY



                                              By: /s/ Paula R. Meyer
                                              -----------------------
                                                      Paula R. Meyer, President


Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities indicated on April 27, 2004.


Signature                          Capacity

/s/ Paula R. Meyer                 President and Director
----------------------             (Principal Executive Officer)
    Paula R. Meyer

/s/ Brian J. McGrane               Vice President and Chief Financial Officer
----------------------             (Principal Financial Officer)
    Brian J. McGrane

/s/ Jeryl A. Millner                Vice President and Controller
----------------------             (Principal Accounting Officer)
    Jeryl A. Millner

/s/ Rodney P. Burwell**            Director
-----------------------
    Rodney P. Burwell

/s/                                Director
----------------------
    Jean B. Keffeler

/s/ Thomas R. McBurney**           Director
------------------------
    Thomas R. McBurney

/s/ Kent M. Bergene**              Director
---------------------
    Kent M. Bergene

/s/ Karen M. Bohn**                Director
-------------------
    Karen M. Bohn

/s/ Walter S. Berman* **           Director and Treasurer
----------------------
    Walter S. Berman


* Signed pursuant to Officers' Power of Attorney dated March 3, 2004, filed electronically as Exhibit 24(a) to Post-Effective Amendment No. 31 to Registration Statement No. 2-95577, by:




/s/ Paula R. Meyer
----------------------
    Paula R. Meyer

** Signed pursuant to Directors' Power of Attorney dated March 3, 2004, filed electronically as Exhibit 24(b) to Post-Effective Amendment No. 31 to Registration Statement No. 2-95577, by:



/s/ Paula R. Meyer
----------------------
    Paula R. Meyer